                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

 - - - - - - - - - - - - - - - - - - - - - - - - X
IN RE                                            :
                                                 :
EAGLE FOOD CENTERS, INC.                         :
                                                 :       CHAPTER 11
 TAX ID NO. :  36-3548019                        :
                                    DEBTOR.      :       CASE NO. 00-01311 (RRM)
                                                 :
ROUTE 67 AND KNOXVILLE ROAD                      :
MILAN, ILLINOIS 61264                            :
 - - - - - - - - - - - - - - - - - - - - - - - - X

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

                                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                     Jay M. Goffman
                                     Lawrence V. Gelber
                                     Cheri L. Hoff
                                     Four Times Square
                                     New York, New York  10036-6522

                                              -and-

                                     Gregg M. Galardi (I.D. No. 2991)
                                     David R. Hurst (I.D. No. 3743)
                                     Patricia A. Widdoss (I.D. No. 3786)
                                     One Rodney Square
                                     P.O. Box 636
                                     Wilmington, Delaware  19899-0636

                                     Attorneys for Eagle Food Centers, Inc.

Dated:   Wilmington, Delaware
         April 17, 2000

             AS APPROVED APRIL 17, 2000 WITH TECHNICAL MODIFICATIONS

                                EXECUTIVE SUMMARY

         Eagle Food Centers, Inc. ("Eagle" or the "Debtor") filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on February 29, 2000 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Court"). On March 10, 2000, the Debtor filed with the Court the Reorganization Plan of Eagle Food Centers, Inc., dated March 10, 2000. On April 17, 2000, the Debtor filed this First Amended Reorganization Plan of Eagle Food Centers, Inc. (as further amended or modified, the "Plan"), which sets forth the manner in which Claims against and Interests in the Debtor will be treated following the Debtor's emergence from Chapter 11. This Disclosure Statement describes certain aspects of the Plan, the Debtor's business operations, significant events occurring in its Chapter 11 Case, and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and certain matters related to the Debtor's business. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in the Plan.

         THE BOARD OF DIRECTORS OF THE DEBTOR HAS APPROVED THE PLAN AND RECOMMENDS THAT THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. THE DEBTOR HAS NEGOTIATED THE TERMS OF THE PLAN WITH SEVERAL OF THE LARGEST INSTITUTIONAL HOLDERS OF THE DEBTOR'S 8 5/8% SENIOR NOTES DUE APRIL 15, 2000, WHO ALSO STRONGLY URGE THAT ALL CREDITORS AND INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

A.       SUMMARY OF THE PLAN

         Under the Plan, Claims against and Interests in the Debtor are divided into Classes. Certain unclassified Claims, including DIP Facility Claims, Administrative Claims, Priority Tax Claims, and certain Other Priority Claims, will receive payment in Cash either on the Consummation Date, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Claims and all Interests are classified into six (6) Classes and will receive the distributions and recoveries described in the table below.

         The table below summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under the section of the Disclosure Statement entitled "Summary of the Plan -- Certain Matters Regarding Classification and Treatment of Claims and Interests." Estimated Claim amounts are based upon Eagle's books and records as of February 29, 2000. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is annexed hereto as Exhibit A.

         ALTHOUGH THE DEBTOR BELIEVES THAT THE ESTIMATED PERCENTAGE RECOVERIES ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY USED IN NEGOTIATIONS OF THE PLAN, THERE IS NO ASSURANCE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN EACH CLASS WILL NOT MATERIALLY EXCEED THE ESTIMATED AGGREGATE AMOUNTS SHOWN IN THE TABLE BELOW. The actual recoveries under the Plan by the Debtor's creditors will be dependent upon a variety of factors including, but not limited to, whether, and in what amount, contingent claims against the Debtor become non-contingent and fixed and whether, and to what extent, Disputed Claims are resolved in favor of the Debtor rather than the claimants. Accordingly, no representation can be or is being made with respect to whether each Estimated Percentage Recovery shown in the table below will be realized by the holder of an Allowed Claim in any particular Class.

               SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN

CLASS DESCRIPTION                            TREATMENT UNDER THE PLAN
-----------------                            ------------------------
CLASS 1:  OTHER PRIORITY CLAIMS              -    UNIMPAIRED

Estimated Allowed Amount:                    -    Each holder of an Allowed Class 1 Other Priority Claim will receive (a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or
DE MINIMIS                                        (b) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

                                             -    Estimated Recovery:  100%

CLASS 2: OTHER SECURED CLAIMS                -    UNIMPAIRED

Estimated Allowed Amount:                    -    Each holder of an Allowed Class 2 Other Secured Claim will, in the sole discretion of Eagle, (a) receive deferred cash payments totaling at least the
$1,300,000                                        allowed amount of such Allowed Class 2 Other Secured Claim, of a value, as of the Consummation Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other
                                                  Secured Claim, (b) upon abandonment by Eagle receive the Collateral securing such holder's Allowed Class 2 Other Secured Claim, (c) receive payments or liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the
                                                  Allowed Class 2 Other Secured Claim, (d) be Reinstated, or (e) receive such other treatment as Eagle and such holder shall have agreed upon in writing.
                                                  To the extent, if any, that the value of the collateral securing a Class 2
                                                  Secured Claim is less than the total amount of such Claim, the difference shall be treated as a Class 3 General Unsecured Claim.

                                             -    Estimated Recovery:  100%

CLASS 3: GENERAL UNSECURED CLAIMS            -    UNIMPAIRED

Estimated Allowed Amount:                    -    Each holder of an Allowed Class 3 General Unsecured Claim will receive, in the sole discretion of Eagle, (a) treatment that leaves unaltered the legal,
$5,000,000 - $15,000,000                          equitable, and contractual rights to which such Allowed Class 3 General
                                                  Unsecured Claim entitles the holder of such Claim; (b) notwithstanding any contractual provision or applicable law that entitles the holder of such
                                                  Allowed Class 3 General Unsecured Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, treatment that (i)
                                                  cures any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy
                                                  Code, (ii) reinstates the maturity of such Allowed Class 3 General Unsecured
                                                  Claim as such maturity existed before such default, (iii) compensates the holder of such Allowed Class 3 General Unsecured Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) does not otherwise alter the legal, equitable, or contractual rights to which such Allowed Class
                                                  3 General Unsecured Claim entitles the holder of such Claim; or (c) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

                                             -    Estimated Recovery:  100%

CLASS DESCRIPTION                            TREATMENT UNDER THE PLAN
CLASS 4: LENDER SECURED CLAIMS               -    IMPAIRED

Estimated Allowed Amount:                    -    The holder of the Allowed Class 4 Lender Secured Claim will receive (a)
                                                  cash equal to the unpaid portion of such Allowed Class 4 Lender Secured
$2,000,000 PLUS accrued interest                  Claim, including accrued but unpaid interest at the contract rate through the date of payment, or (b) such other treatment as to which Eagle and such holder shall have agreed upon in writing.

                                             -    Estimated Recovery:   100%

CLASS 5:  SENIOR NOTE CLAIMS                 -    IMPAIRED

Estimated Allowed Amount:                    -    The Debtor or Reorganized Debtor, as the case may be, will distribute to the
                                                  Indenture Trustee, for the ratable benefit of the holders of Allowed Class 5
$100,000,000 PLUS accrued interest                Senior Note Claims, (i) the New Senior Notes, (ii) the Class 5 Cash, and (iii)
through the Consummation Date                     15% of the fully-diluted Common Stock of the Reorganized Debtor.  The
                                                  Indenture Trustee will, then, in full satisfaction of its obligations under the
                                                  Senior Notes Indenture transfer all such property to the New Senior Note Indenture
                                                  Trustee who will, in turn, and in accordance with the terms of the New Senior
                                                  Notes Indenture, (a) distribute to each holder of an Allowed Class 5 Senior Note
                                                  Claim such holder's Pro Rata share of the New Senior Notes, Class 5 Cash, and one-third (1/3) of the Common Stock described in clause (iii) above, and (b)
                                                  retain the remaining two-thirds (2/3) of the Common Stock described in clause
                                                  (iii) above for future distribution to holders of Allowed Class 5 Senior Note
                                                  Claims or return to the Reorganized Debtor. If the Reorganized Debtor is sold to a third party or the New Senior Notes are retired prior to October 15, 2001, then the New Senior Notes Indenture Trustee will return to the Reorganized
                                                  Debtor the remaining two-thirds (2/3) of the Common Stock referred to in clause
                                                  (iii) above; if the Reorganized Debtor is sold to a third party or the New
                                                  Senior Notes are retired after October 15, 2001, but prior to October 15, 2002, then the New Senior Notes Indenture Trustee will return to the Reorganized
                                                  Debtor one-third (1/3) of the Common Stock referred to in clause (iii) above; if the Reorganized Debtor is not sold to a third party or the New Senior Notes are not retired prior to October 15, 2002, then the New Senior Notes Indenture
                                                  Trustee will not return to the Reorganized Debtor any portion of the Common
                                                  Stock referred to in clause (iii) above. Any Common Stock distributed to the New
                                                  Senior Notes Indenture Trustee and not returned to the Reorganized Debtor in accordance with the terms described above will be distributed by the New Senior
                                                  Notes Indenture Trustee, on a Pro Rata basis, to the holders of Allowed Class 5
                                                  Senior Note Claims.

                                             -    Estimated Recovery: Approximately 100%

CLASS 6:  EQUITY SECURITIES INTERESTS        -    IMPAIRED

                                             -    Each holder of an Allowed Equity Securities Interest will retain such Equity
                                                  Securities Interest.

                                             -    Estimated Recovery:  85% or more

     After careful review of the Debtor's current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, the Debtor has concluded that the recovery to creditors will be maximized by the Debtor's continued operation as a going concern. The Debtor believes that its business and assets have significant value that would not be realized in the liquidation of the Debtor, either in whole or in substantial part. According to the liquidation analysis prepared by the Debtor and reviewed by its financial advisors, the Debtor is worth considerably more to its Creditors and Interest holders in general as a going concern.

B.   SUMMARY OF POST-CONFIRMATION OPERATIONS

     Attached hereto as Exhibit E are financial statements which project the financial performance of the Reorganized Debtor through May 1, 2002. These projections are based on the current business plan for the Reorganized Debtor. The ongoing post-Confirmation operations of the Reorganized Debtor will be financed through the use of net operating revenues and the New Senior Secured Facility.

                                   DISCLAIMER

ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY (INCLUDING ALL EXHIBITS) BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH ANY FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EXPECTED EVENTS IN THE DEBTOR'S CHAPTER 11 CASE, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTOR OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY WARRANTY OR REPRESENTATION REGARDING SUCH DESCRIPTIONS, AND NEITHER WARRANTS OR REPRESENTS THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION.

NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTOR AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTOR IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTOR.

                                TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
EXECUTIVE SUMMARY.........................................................................................................i
                  A.       Summary Of The Plan............................................................................i
                  B.       Summary Of Post-Confirmation Operations.......................................................iv

I.  INTRODUCTION..........................................................................................................1
                  A.       Definitions....................................................................................1
                  B.       Notice To Holders Of Claims And Interests......................................................1
                  C.       Solicitation Package...........................................................................2
                  D.       Holders Of Claims Entitled To Vote.............................................................2
                  E.       Voting Procedures, Ballots, And Voting Deadline................................................3
                  F.       Confirmation Hearing And Deadline For Objections To Confirmation...............................4

II.  GENERAL INFORMATION..................................................................................................4
                  A.       Overview Of The Plan...........................................................................4
                  B.       Description Of The Debtor's Business...........................................................5
                           1.       OPERATIONS............................................................................5
                           2.       LEASES................................................................................5
                           3.       STORES................................................................................5
                           4.       ORGANIZATION..........................................................................5
                           5.       EMPLOYEES.............................................................................5
                           6.       ASSOCIATE BENEFIT PLANS...............................................................6
                           7.       STRATEGY..............................................................................6
                           8.       TRADEMARKS, TRADE NAMES AND LICENSES..................................................7
                           9.       LEGAL PROCEEDINGS.....................................................................7
                  C.       Significant Prepetition Indebtedness...........................................................7
                           1.       THE REVOLVING CREDIT FACILITY.........................................................7
                           2.       THE 8 5/8% SENIOR NOTES...............................................................7
                  D.       Events Leading To The Chapter 11 Filing........................................................8
                  E.       Purposes And Effects Of The Plan...............................................................8
                  F.       Business And Operating Strategies Of The Reorganized Debtor....................................8

III.  CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTOR....................................................................9
                  A.       Directors And Officers Of The Debtor...........................................................9
                  B.       Directors And Officers Of The Reorganized Debtor...............................................9
                  C.       Employment Agreements..........................................................................9
                  D.       Key Employee Retention Program................................................................10

IV.  SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE.......................................................................10
                  A.       Commencement Of The Chapter 11 Case...........................................................10
                  B.       "First Day" Orders............................................................................10
                  C.       Anticipated Timetable For The Chapter 11 Case.................................................12
                  D.       Trade Creditors...............................................................................12
                  E.       Employee Matters..............................................................................12
                  F.       Reclamation Demands and PACA Claims...........................................................12
                  G.       Other Significant Post-Filing Events..........................................................13
                           1.       PROFESSIONALS........................................................................13
                           2.       FINAL APPROVAL OF DIP FACILITY.......................................................13
                           3.       BAR DATE ORDER.......................................................................13
                           4.       LEASE REJECTIONS.....................................................................13
                           5.       ASSET SALES..........................................................................13
                  H.       Lucky Notice of Indemnification...............................................................14

                                                                                                                       PAGE
                                                                                                                       ----
V.  FINANCING DURING THE CHAPTER 11 CASE.................................................................................14
                  A.       The DIP Facility..............................................................................14
                  B.       Use Of Cash Collateral........................................................................14

VI.  SUMMARY OF THE PLAN.................................................................................................15
                  A.       Introduction..................................................................................15
                  B.       Certain Matters Regarding Classification And Treatment Of Claims And Interests................15
                           1.       UNCLASSIFIED CLAIMS..................................................................16
                           2.       UNIMPAIRED CLASSES OF CLAIMS.........................................................17
                           3.       IMPAIRED CLASSES OF CLAIMS AND INTERESTS.............................................18
                  C.       Special Provision Regarding Unimpaired Claims.................................................19
                  D.       Accrual Of Postpetition Interest..............................................................19
                  E.       Summary Of Other Provisions Of The Plan.......................................................19
                           1.       CONTINUED CORPORATE EXISTENCE........................................................19
                           2.       CANCELLATION OF SENIOR NOTES AND SENIOR NOTES INDENTURE..............................19
                           3.       REVESTING OF ASSETS..................................................................20
                           4.       PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS....................20
                           5.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.........................................20
                           6.       TERMINATION OF DIP FACILITY..........................................................20
                           7.       EXEMPTION FROM CERTAIN TRANSFER TAXES................................................21
                           8.       DISTRIBUTIONS UNDER THE PLAN.........................................................21
                           9.       RESOLUTION AND TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS............23
                           10.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................23
                           11.      MODIFICATIONS AND AMENDMENTS.........................................................25
                           12.      RETENTION OF JURISDICTION............................................................25
                           13.      COMPROMISES AND SETTLEMENTS..........................................................25
                           14.      BAR DATES FOR CERTAIN CLAIMS.........................................................25
                           15.      MISCELLANEOUS PROVISIONS.............................................................26

VII.  CONFIRMATION OF THE PLAN...........................................................................................27
                  A.       Voting Requirements...........................................................................28
                  B.       Confirmation Without Acceptance Of All Impaired Classes --"Cramdown"..........................28
                  C.       Best Interests Test...........................................................................29
                  D.       Chapter 7 Liquidation Analysis................................................................29
                  E.       Feasibility...................................................................................30
                  F.       Valuation Of The Reorganized Debtor...........................................................31
                  G.       Conditions To Confirmation And Consummation...................................................32
                           1.       CONDITIONS TO CONFIRMATION...........................................................32
                           2.       CONDITIONS TO CONSUMMATION...........................................................32
                           3.       WAIVER OF CONDITIONS.................................................................33
                  H.       Effects Of Confirmation.......................................................................34
                           1.       BINDING EFFECT.......................................................................34
                           2.       DISCHARGE OF THE DEBTOR..............................................................34
                           3.       PERMANENT INJUNCTION.................................................................34
                           4.       RELEASES.............................................................................34

VIII.  CERTAIN FACTORS TO BE CONSIDERED..................................................................................35
                  A.       General Conditions............................................................................35
                  B.       Maintenance Of Operations And Postpetition Financing..........................................35
                  C.       Competition...................................................................................35
                  D.       Certain Bankruptcy Considerations.............................................................36
                           1.       FAILURE TO CONFIRM THE PLAN..........................................................36

                                                                                                                       PAGE
                                                                                                                       ----
                           2.       FAILURE TO CONSUMMATE THE PLAN.......................................................36
                  E.       Inherent Uncertainty Of Financial Projections.................................................36
                  F.       Risks Associated with New Senior Secured Facility.............................................36
                  G.       Payment of New Senior Notes...................................................................37
                  H.       Institutional Holders Lock-up Agreements......................................................37
                  I.       Unimpaired Claims.............................................................................37
                  J.       Dividends.....................................................................................37
                  K.       Affiliate Status..............................................................................37
                  L.       Certain Litigation Risks......................................................................38
                  M.       Certain Tax Considerations....................................................................38

IX.  SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN.................................................................38
                  A.       Description Of New Senior Notes...............................................................38
                  B.       Resale Of New Securities Of The Reorganized Debtor............................................39
                           1.       REGISTRATION OF SECURITIES...........................................................39
                           2.       LACK OF ESTABLISHED MARKET FOR NEW SENIOR NOTES......................................40

X.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..................................................................41
                  A.       Federal Income Tax Consequences To The Debtor.................................................41
                           1.       CANCELLATION OF INDEBTEDNESS INCOME..................................................41
                           2.       AMOUNT AND UTILIZATION OF NET OPERATING LOSS CARRYFORWARDS...........................42
                           3.       DEDUCTIONS OF ACCRUED INTEREST AND ORIGINAL ISSUE DISCOUNT BY
                                            THE REORGANIZED DEBTOR.......................................................43
                           4.       TAX CLASSIFICATION OF THE NEW SENIOR NOTES...........................................44
                           5.       ALTERNATIVE MINIMUM TAX..............................................................44
                  B.       Federal Income Tax Consequences To Holders Of Claims..........................................44
                           1.       CLASS 1 CLAIMS: OTHER PRIORITY CLAIMS; CLASS 2 CLAIMS: OTHER SECURED CLAIMS;
                                            CLASS 3 CLAIMS: GENERAL UNSECURED CLAIMS.....................................44
                           2.       CLASS 5 CLAIMS: SENIOR NOTE CLAIMS...................................................44

XI.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...........................................................47
                  A.       Alternative Plan(s)...........................................................................47
                  B.       Liquidation Under Chapter 7 Or Chapter 11 ....................................................47

XII.  VOTING REQUIREMENTS................................................................................................48
                  A.       Special Note For Holders of Securities........................................................48
                           1.       BENEFICIAL OWNERS OF SECURITIES......................................................48
                           2.       BANKS, BROKERAGES, AND OTHER NOMINEES................................................49
                  B.       Fiduciaries And Other Representatives.........................................................49
                  C.       Parties In Interest Entitled To Vote..........................................................49
                  D.       Classes Impaired Under The Plan...............................................................50

XIII.  FINANCIAL ADVISORS; VOTING AGENT..................................................................................50

XIV.  CONCLUSION AND RECOMMENDATION......................................................................................51

                                TABLE OF EXHIBITS

EXHIBIT A          First Amended Reorganization Plan of Eagle Food Centers, Inc.

EXHIBIT B          Disclosure Statement Order

EXHIBIT C          List of Properties

EXHIBIT D          Liquidation Analysis

EXHIBIT E          Financial Projections

                                 I. INTRODUCTION

         Eagle Food Centers, Inc.("Eagle" or the "Debtor") hereby transmits this disclosure statement (the "Disclosure Statement") to holders of Claims against and Interests in the Debtor, pursuant to section 1125 of title 11, United States Code (the "Bankruptcy Code"), for use in connection with (i) the solicitation of acceptances of its first amended reorganization plan, filed with the United States Bankruptcy Court for the District of Delaware on April 17, 2000 (the "Plan"). A copy of the Plan is annexed to this Disclosure Statement as Exhibit
A. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

         This Disclosure Statement sets forth certain information regarding the Debtor's prepetition history, the nature of the Chapter 11 Case, and the anticipated organization and operations of the Reorganized Debtor. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with New Securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims or Interests in Impaired Classes must follow for their votes to be counted. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, PLEASE SEE THE SECTIONS OF THIS DISCLOSURE STATEMENT ENTITLED "SUMMARY OF THE PLAN" AND "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

         NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR ALLOWED INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

A.       DEFINITIONS

         Unless otherwise defined, capitalized terms used in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         This Disclosure Statement is being transmitted to certain holders of Claims against and Interests in the Debtor. The purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of a Claim against or an Interest in the Debtor, to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

         On April 17, 2000, the Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against and Interests in the Debtor to make an informed judgment with respect to acceptance or rejection of the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE COURT.

         WHEN AND IF CONFIRMED BY THE COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan and considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

         Except with respect to the projections set forth in Exhibit E hereto (the "Projections"), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtor nor the Reorganized Debtor intends to update the Projections. Accordingly, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. The delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT.

C.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"), (iii) the order of the Court, dated April 17, 2000 (the "Disclosure Statement Order," a copy of which is annexed hereto as Exhibit B), which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or to reject the Plan; and, if applicable, (iv) one or more Ballots (and return envelopes) that you may use in voting to accept or to reject the Plan. If you did not receive a Ballot in your package and believe that you should have, please contact the Voting Agent at the address or telephone number set forth below.

D.       HOLDERS OF CLAIMS ENTITLED TO VOTE

         Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are in a class that will receive a distribution under the plan are entitled to vote to accept or reject a proposed Chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or interests which receive no distribution on account of their claims or interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan.

         Section 1129(b) permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. If necessary, the Debtor intends to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 4, 5, and/or 6 if such Class(es) do not accept the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

E.       VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

         After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. HOLDERS OF SENIOR NOTES OR EQUITY SECURITIES SHOULD REFER TO "VOTING REQUIREMENTS - SPECIAL NOTE FOR HOLDERS OF SECURITIES" FOR FURTHER INFORMATION REGARDING VOTING PROCEDURES.

         Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MAY 12, 2000, AT 5:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY 07043 (THE "VOTING AGENT"). ANY BALLOT RECEIVED BY THE VOTING AGENT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

               DO NOT RETURN STOCK CERTIFICATES, DEBT INSTRUMENTS,
                  OR ANY OTHER DOCUMENTATION WITH YOUR BALLOT.

         If you have any questions about the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received, please contact the Voting Agent:

                   Logan & Company, Inc.
                   546 Valley Road
                   Upper Montclair, New Jersey 07043
                   Att'n:  Kate Logan
                   Telephone:  (973) 509-3190
                   Att'n:  Eagle Food Centers, Inc.

         If you wish to obtain, at your own expense (unless otherwise specifically required by Fed. R. Bank. P. 3017(d)), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, or if you have any questions about the amount of your Claim, please contact the Voting Agent at the address and telephone numbers set forth above.

         As described above, the Debtor will request confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code, and it has reserved the right to (i) modify the Plan to the extent, if any, that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification and (ii) use any and all Ballots and Master Ballots accepting the Plan that were received pursuant to the Solicitation, and not subsequently revoked, to seek confirmation of the Plan (or of any modification thereof that does not materially and adversely affect the treatment of the class(es) of Claims with respect to which such Ballots or Master Ballots were cast) pursuant to Section 1129(b) of the Bankruptcy Code.

F.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

         Pursuant to section 1128 of the Bankruptcy Code and Fed. R. Bank. P. 3017(c), the Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") to commence on May 17, 2000 at 12:00 p.m. Eastern Time, or as soon thereafter as counsel may be heard, before the Honorable Roderick R. McKelvie, United States District Judge, in the United States District Court, 844 King Street, Wilmington, Delaware 19801. The Court has directed that objections, if any, to confirmation of the Plan must be filed with the clerk of the Bankruptcy Court and served so that they are RECEIVED on or before May 12, 2000 at 4:00 p.m. Eastern Time by:

         COUNSEL FOR THE DEBTORS:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Attn:  Jay M. Goffman, Esq.

                           - AND -

                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware 19899-0636
                  Attn:  Gregg M. Galardi, Esq.

         UNITED STATES TRUSTEE:

                  The Office of the United States Trustee
                  601 Walnut Street
                  Curtis Center, Suite 950-W
                  Philadelphia, Pennsylvania 19106
                  Attn:  Maria Giannirakis, Esq.

         The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

         IN THE DEBTOR'S VIEW, THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES ELIGIBLE TO VOTE CONTEMPLATES A GREATER POTENTIAL RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A LIQUIDATION. ACCORDINGLY, THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS IN SUCH CLASSES, AND RECOMMENDS THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES ENTITLED TO DO SO VOTE TO ACCEPT THE PLAN.

                             II. GENERAL INFORMATION

A.       OVERVIEW OF THE PLAN

         The primary purpose of the Plan is to realign the capital structure of the Debtor so as to permit its present operations to continue and allow its future operating prospects to materialize. Currently, funds available to the Debtor are insufficient to meet all of its debt service requirements. The restructuring contemplated by the Plan provides for a reduction in the principal amount of certain outstanding indebtedness (via an aggregate cash payment to the holders thereof in the amount of $15,000,000) an extension of the maturity of such indebtedness, and a distribution of additional Common Stock by the Reorganized Debtor. By offering the holders of the Senior Notes up to fifteen percent (15%) of the equity of the Reorganized Debtor, those holders will participate in the long term growth and appreciation of the Reorganized Debtor's business, which is expected to be enhanced as described in more detail below.

B.       DESCRIPTION OF THE DEBTOR'S BUSINESS

         1.       OPERATIONS

         The Debtor, Eagle Food Centers, Inc., is a Delaware corporation, with its principal executive offices located at Route 67 & Knoxville Road, Milan, Illinois, 61264. Prior to the commencement of its Chapter 11 case, Eagle operated a regional supermarket chain consisting of 84 supermarkets in the Quad Cities area of Illinois and Iowa, north, central and eastern Illinois, eastern Iowa, and the Chicago/Fox River Valley and northwestern Indiana area under the trade names "Eagle Country Market" and "BOGO's." Eagle supermarkets offer a full line of groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids and other general merchandise, and in certain stores, prescription medicine, video rental, floral service, in-store banks, dry-cleaners and coffee shops. Eagle Country Markets represent Eagle's full line supermarket format which was introduced by management in 1991. Of the 83 Eagle Country Markets, approximately one-fourth have been opened as new stores and three-fourths have been remodeled or otherwise converted to the Eagle Country Market format. In the new stores, extra space has been devoted to expanded perishable departments, tying together produce, full-service delicatessen, service bakery, service seafood and meat departments, and, in certain stores, floral, video rental departments, prescription medicine, dry-cleaners, coffee shops and in-store banks. All newly built Eagle Country Markets are designed to encourage shoppers to walk through the higher margin "Power Aisle," which includes extensive perishable offerings.

         2.       LEASES

         Eagle Country Markets range in size from 16,500 to 67,500 square feet, with the majority of the stores ranging from 30,000 to 67,500 square feet. Eagle prefers to lease stores from local developers and pursues this strategy wherever appropriate and cost-effective. Eagle completed one sale/leaseback transaction in fiscal 1996, one in 1997, six in 1998, and three in 1999, in order to reduce the amount of capital committed to real estate. As of the Petition Date, Eagle owned nine of its stores, one of which was classified in "Property held for resale," and leased 75 operating stores and 20 subleased or closed stores, many of which have renewal options for periods ranging from five to 30 years. Some leases provide the option to acquire the property at certain times during the initial lease term for approximately its estimated fair market value at that time, and some require Eagle to pay taxes and insurance on the leased property. Additionally, Eagle leases its central distribution facility under a lease expiring in 2007. Eagle's central distribution facility contains a total of 935,332 square feet of space.

         3.       STORES

         The typical store carries over 23,000 items, including food, general merchandise and specialty department items. Eagle stores carry nationally advertised brands and an extensive selection of top quality corporate brand products. All stores carry a full line of dairy, frozen food, health and beauty aids and selected general merchandise. In addition, most stores have service delicatessens and bakeries and some stores provide additional specialty departments such as ethnic food items, floral service, seafood service, beer, wine, liquor, prescription medicine, dry-cleaners, coffee shops and in-store banking facilities. The pricing strategy in the Eagle Country Markets is to offer overall lower prices than comparable supermarket competition. The Company also operates one BOGO's Food and Deals, which uses a limited assortment format covering approximately 2,000 stock-keeping units of groceries, produce, meat, health and beauty aids, and general merchandise.

         4.       ORGANIZATION

         The Company's geographic market is divided into six districts, each having a District Manager who is responsible for approximately 14 stores. Districts and stores operate with a certain degree of autonomy to take advantage of local market and consumer needs. Districts and stores are responsible for store operations, associate recruitment and development, community affairs and other functions relating to local operations. Store managers are given relatively broad discretion in tailoring merchandise and services to the needs of customers in the particular community. Associate involvement and participation has been encouraged through meetings with the Chairman and Chief Executive Officer, district meetings and a store management incentive bonus program for sales and earnings improvement.

         5.       EMPLOYEES

         As of January 31, 2000, Eagle had approximately 6,100 associates, 349 of whom were management and administrative associates and 5,751 of whom were hourly associates. Of the hourly associates, substantially all are represented by 18 collective bargaining agreements with 16 separate locals which are associated with two international unions. Store associates are represented by several locals of the United Food and Commercial Workers; warehouse associates, warehouse drivers and office and clerical workers are represented by Teamsters Local 371. Eagle is party to 18 collective bargaining agreements with 16 local unions representing almost 95% of Eagle's associates.

         6.       ASSOCIATE BENEFIT PLANS

         Substantially all associates are covered by trusteed, non-contributory retirement plans of Eagle or by various multi-employer retirement plans under collective bargaining agreements. In 1998, the Company adopted SFAS No 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits." The Statement does not change the measurement or recognition of those plans. It does revise and standardize the disclosure requirements. Prior years' information has been restated in conformance with the Statement's requirements.

         Eagle's defined benefit plans covering salaried and hourly associates provide benefits that are based on associates' compensation during years of service. The company's policy is to fund no less than the minimum required under the Employee Retirement Income Security Act of 1974. During the years ended January 29, 2000, January 30, 1999, January 31, 1998, and February 1, 1997, pension costs under the plans totaled $714,000 , $701,000, $713,000, and $706,000, respectively.

         Eagle also participates in various multi-employer plans. The plans provide for defined benefits to substantially all unionized workers. Amounts charged to pension cost and contributed to the plans for the years ended January 29, 2000, January 30, 1999, January 31, 1998, and February 1, 1997, totaled $6.7 million, $6.8 million, $4.3 million, and $6.4 million, respectively. During 1997, Eagle received the benefit of a pension contribution moratorium from one union local covering seven months for a total reduction in costs of $2.1 million. Under the provisions of the Multi-employer Pension Plan Amendments Act of 1980, Eagle would be required to continue contributions to a multi-employer pension fund to the extent of its portion of the plan's unfunded vested liability if it substantially or totally withdraws from such plans. Management does not intend to terminate operations that would subject the Company to such liability.

         Eagle has incentive compensation plans for store management and certain other management personnel. Incentive plans included approximately 233 associates. Provisions for payments to be made under the plans are based primarily on achievement of sales and earnings in excess of specific performance targets.

         Non-qualified stock option plans were ratified by stockholders and implemented in 1990 and 1995 for key management associates. Stock options have a ten year life beginning at the grant date. Options granted under the 1990 plan were generally vested at 12 months following the grant date. For the options granted under the 1995 Stock Option Plan, vesting provisions generally provide for 25% of the shares vesting at each of the first four anniversaries following the date of the grant. Certain specific employment agreements provide for different vesting schedules. As of January 31, 2000, there were 221,000 options available for future grants. Eagle recognized $0 of compensation expense during fiscal year 1999 as the result of an extension of an exercise period which resulted in re-measurement. Eagle recognized no compensation expense for fiscal years 1997 or 1996 because the exercise price was at or above the market value at the date of grant.

         7.       STRATEGY

         Eagle's strategy is to strengthen its perception as a price leader compared to other supermarket competitors and to strengthen its image as a high quality, service-oriented supermarket chain and provider of high quality perishables. Eagle strives to offer its customers one-stop shopping convenience and price value for all of their food and general merchandise shopping needs. Eagle delivers a wide variety of customer services. Most stores provide customer services such as video rental, check cashing, film processing, lottery ticket and money order sales, and UPS shipping. All stores provide quick, friendly checkout service. Eagle has utilized the Eagle Savers' Card for several continuity promotions and for electronic coupon discounts. Through its store personnel, Eagle takes an active interest in the communities in which it operates. Eagle also contributes funds, products and services to local charities and civic groups. Finally, corporate brand sales are an important element in Eagle's merchandising plan. Eagle became a member of the Topco Associates, Inc. buying organization in 1994 and has engaged Daymon Associates, Inc. as its "corporate brand" broker. Eagle has a strong penetration in many categories with its Lady Lee brand. In 1995 Eagle entered into an agreement with Topco to carry World Classics premium corporate brand products and in 1996 introduced the Valu Time label for the low price corporate brand niche.

         8.       TRADEMARKS, TRADE NAMES AND LICENSES

         Eagle uses various trademarks and service marks in its business, the most important of which are the "Eagle Country Market(TM)", "5-Star Meats(R)", "Lady Lee(R)", "Eagle Savers' Card(TM)" and "Harvest Day(R)" trademarks, and the "Eagle(R)" and "Eagle Country Market(R)" service marks. Each such trademark is federally registered. Pursuant to a trademark license agreement (the "Trademark License Agreement") entered into with Eagle's former parent, Lucky Stores, Inc., Eagle has been granted the royalty-free use of the "5-Star Meats(R)", "Lady Lee(R)" and "Harvest Day(R)" trademarks until November 30, 2007. The Trademark License Agreement permits Eagle to use the licensed trademarks only in the states of Illinois, Indiana, Iowa, Michigan, Ohio, Wisconsin, Kentucky and Minnesota. Lucky Stores, Inc. has agreed not to grant to any other person the right to use such trademarks in the states of Illinois, Indiana and Iowa during the period of the license to Eagle.

         9.       LEGAL PROCEEDINGS

         Eagle is subject to various unresolved legal actions which arise in the normal course of its business. It is not possible to predict with certainty the outcome of these unresolved legal actions or the range of the possible loss. Eagle is also a defendant in various lawsuits, many of which are for allegations of personal injury, that arise in the ordinary course of business for such a retailer. Eagle does not believe that an adverse decision on these legal actions would have a material impact on going operations, in part, because of the nature of the claims as well as the existence of insurance coverage and adequate reserves.

C.       SIGNIFICANT PREPETITION INDEBTEDNESS

         1.       THE REVOLVING CREDIT FACILITY

         On May 25, 1995, Eagle and Congress Financial Corporation (Central) ("Congress") entered into a $50 million secured credit agreement (as amended, the "Revolving Credit Facility") that provides for revolving credit loans, with a $20 million sub-limit for letters of credit. Total availability under the Revolving Credit Facility is based on percentages of allowable inventory up to a maximum of $50 million. In April 1998 and February 2000, Eagle extended the terms of the Revolving Credit Facility, which, as most recently amended, terminates on April 15, 2002. The amended facility, is secured by a first priority security interest in all inventories of Eagle located in its stores and distribution center in Milan, Illinois which first priority lien is contractually subordinated to the first priority lien of SuperValu Holdings, Inc. ("SuperValu") pursuant to a subordination agreement executed by Congress on September 30, 1999 and by SuperValu on October 5, 1999, in the maximum amount of $770,000 (the "Subordination Agreement"). The Revolving Credit Facility provides for total availability up to a maximum of $50 million, increases the capital expenditure limit to $75 million per year, increases the permitted purchase money security interests and purchase money mortgage amounts to a combined maximum outstanding amount of $50 million, and provides for reductions in interest rates and fees. Loans made pursuant to the Revolving Credit Facility bear interest at a fluctuating interest rate based, at Eagle's option, on a margin over the base interest rate or a margin over the London Interbank Offered Rate multiplied by the applicable reserve requirement (the adjusted LIBOR Rate). The Revolving Credit Facility has one financial covenant related to minimum net worth, as defined therein. At January 31, 2000, the defined net worth of Eagle exceeded the minimum amount by approximately $35 million.

         As of the Petition Date, Eagle had outstanding borrowings under the Revolving Credit Facility of $2 million and had no letters of credit outstanding, resulting in approximately $34 million of availability under the amended facility. As of January 31, 2000, the prevailing interest rate under the facility was 9%.

         2.       THE 8 5/8% SENIOR NOTES

         On April 19, 1993, Eagle issued $100 million in principal amount of senior notes due April 15, 2000 (the "Senior Notes"), that bear interest at the rate of 8 5/8% per annum. The indenture governing the issuance of the Senior Notes (the "Senior Note Indenture") contains standard provisions for debt instruments of this type, as well as certain restrictions relating to asset dispositions, sale/leaseback transactions, payment of dividends, repurchase of equity interests, incurrence of additional indebtedness and liens, and various other restricted payments.

FOR FURTHER INFORMATION REGARDING EAGLE'S BUSINESS OPERATIONS AND HISTORICAL FINANCIAL RESULTS, SEE EAGLE'S FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 1999 AND FORM 10-Q FOR THE QUARTERLY PERIOD ENDED OCTOBER 30, 1999, ON FILE WITH THE COURT. THE

FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2000 WILL BE FILED WITH THE DISTRICT COURT ON OR ABOUT APRIL 28, 2000. COPIES OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2000 WILL ALSO BE AVAILABLE BY REQUESTING A COPY FROM DEBTOR'S COUNSEL ON OR AFTER APRIL 28, 2000. COPIES OF THE FORM 10-Q FOR THE QUARTERLY PERIOD ENDED OCTOBER 30, 1999 AND THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1999 ARE AVAILABLE FROM DEBTOR'S COUNSEL UPON REQUEST.

D.       EVENTS LEADING TO THE CHAPTER 11 FILING

         As described above, Eagle's basic capital structure includes, in addition to 10,939,048 issued and outstanding shares of Common Stock, (i) the Revolving Credit Facility provided by Congress (under which Eagle has approximately $2 million in outstanding borrowings as of the Petition Date), and
(ii) $100 million in aggregate principal amount of Senior Notes due April 15, 2000.

         In early 1999, Eagle determined that it likely would be unable to satisfy its debt obligations with respect to the Senior Notes as they became due. Accordingly, Eagle commenced negotiations with Congress and certain of the largest institutional holders of Senior Notes in an effort to restructure the company's capital structure and debt obligations. These negotiations, which took place over the course of many months, ultimately resulted in the amendment to the Revolving Credit Facility described above, the agreement by Congress to provide the DIP Facility and the New Senior Secured Facility. Additionally, as a result of its negotiations with the institutional holders, the Debtor was able to enter into lock-up agreements (the "Lock-Up Agreements") with the following:
Delaware Investment Advisors, Morgan Stanley, Dean Witter, Summit Investment Partners, and Alliance Capital Management L.P. (the "Institutional Holders"). These Institutional Holders collectively hold approximately 29% of the Senior Notes. Pursuant to the Lock-Up Agreements, Eagle agreed to seek approval of a reorganization plan that would distribute to the holders of Senior Notes, the New Senior Notes, cash and 15% of Eagle's Common Stock, (as more fully described in the Plan and Article V.B.3.(b) below) in exchange for the Institutional Holders agreement to vote in favor of a reorganization plan including such terms. Eagle thus commenced this Chapter 11 Case in order to implement the terms of its agreements with Congress and the Institutional Holders which agreements are embodied in the Plan.

E.       PURPOSES AND EFFECTS OF THE PLAN

         The primary purposes of the Plan and the restructuring contemplated thereunder are to reduce Eagle's near-term debt service requirements, to realign its capital structure, and to provide it with the greater liquidity necessary to allow the company to avail itself of attractive business opportunities in the future. If consummated, the restructuring would, in essence, extend the maturity of the Senior Notes, lessen Eagle's near-term debt service obligations, and transfer a minority ownership interest in Eagle to the present holders of Senior Notes, with continued equity participation by the current holders of Eagle's Equity Securities, albeit on a diluted basis. In addition, Eagle intends to take advantage of certain favorable provisions of the Bankruptcy Code in order to close various stores and reject its most burdensome real property leases. Thus, the restructuring also will strengthen Eagle's balance sheet by eliminating unprofitable stores and reducing onerous lease obligations on a going forward basis.

         TRADE CREDITORS ARE INTENDED TO BE UNAFFECTED BY THE PLAN AND RESTRUCTURING, AND EAGLE EXPECTS TO BE ABLE TO CONTINUE TO PAY ALL TRADE CREDITORS WHO CONTINUE TO PROVIDE NORMAL TRADE CREDIT TERMS IN THE ORDINARY COURSE OF BUSINESS, SUBJECT TO ANY REQUIRED COURT APPROVAL.

F.       BUSINESS AND OPERATING STRATEGIES OF THE REORGANIZED DEBTOR

         In conjunction with, and as an integral part of, the Chapter 11 Case, the Debtor intends to streamline its operations and decrease operating expenses by closing 19 underperforming stores and eliminating the costs associated with the leases for such stores and certain other previously closed stores. Following consummation of the Plan, the Reorganized Debtor will continue to focus on the prior dual-pronged strategy of strengthening the perception of the consumers in the markets it serves that the "Eagle" name is synonymous with price and value (particularly in comparison with the Reorganized Debtor's local and regional competitors) and strengthening its image as a high quality, service-oriented supermarket chain and provider of high quality perishables.

              III. CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTOR

A.       DIRECTORS AND OFFICERS OF THE DEBTOR

         The following is a list of Debtor's executive officers and directors as of April 17, 2000:

NAME                                     POSITION(S)
Robert J. Kelly......................... Chairman

Jeffrey Little.......................... President and Chief Executive Officer

S. Patric Plumley....................... Sr. Vice President, Chief Financial Officer and Secretary

Herbert W. Fickel....................... Treasurer

Randall D. McMurray..................... Controller

Jill A. Cirivello....................... Senior Legal Counsel

Peter B. Foreman........................ Director

Steven M. Friedman...................... Director

Alain M. Oberrotman..................... Director

Jerry I. Reitman........................ Director

William J. Snyder....................... Director

         For additional information concerning the Debtor's officers and directors, SEE the Debtor's Form 10-K for the fiscal year ended January 30, 1999, a copy of which is attached to the Disclosure Statement dated March 10, 2000 filed with the Court and is available from Debtor's counsel.

B.       DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTOR

         The directors and officers of the Debtor before the Consummation Date will serve as the initial directors and officers of the Reorganized Debtor after the Consummation Date. The directors and officers who continue to serve after the Consummation Date will not be liable to any Person for any Claim that arose prior to the Consummation Date in connection with such directors' or officers' service to, or employment by, the Debtor, whether in their capacity as director, officer or employee. The board of directors of the Reorganized Debtor will have the responsibility for the management, control, and operation of the Reorganized Debtor on and after the Consummation Date.

C.       EMPLOYMENT AGREEMENTS

         The Debtor has entered into employment agreements with Messrs. Kelly and Little, which continue in effect until December 31, 2001 in the case of Mr. Kelly, and December 13, 2002 in the case of Mr. Little. The most salient terms of these agreements are discussed below.

         MR. KELLY. Effective May 10, 1995, the Debtor retained Mr. Kelly as its President and Chief Executive Officer and entered into an employment agreement with Mr. Kelly having an initial term of three years ending May 22, 1998 and providing for a signing bonus of $150,000 and a base salary of $360,500 per year. Subsequently, on March 30, 1998, Mr. Kelly was named Chairman of the Board and, effective April 12, 1998, the Debtor agreed to extend Mr. Kelly's employment through December 31, 1999 and to certain other amendments to his employment agreement. Pursuant to a recent amendment, Mr. Kelly's term of employment as a director and Chairman of the Board was extended to December 31, 2001.

         The most recent amendment provides that Mr. Kelly will receive an annual salary of $190,000 in each of the two years of the agreement, predicated on Mr. Kelly performing work at the Debtor's Milan, Illinois headquarters or at its retail store sites for a time period of one week per month, and additional availability for telephone calls relating to the Debtor's business, on an as-needed basis. Any time spent by Mr. Kelly at the Debtor's headquarters or at retail store sites over and above one week per month will be compensated at the annual salary of $350,000 per year.

         At the time of entry into his original employment agreement Mr. Kelly purchased 125,000 shares of common stock of the Debtor by delivering to the Debtor a promissory note, with the purchase price of the shares based upon the closing sale price of the Debtor's common stock on the business day immediately preceding the date of the agreement. Under certain amendments to his employment agreement, this loan (and interest thereon) was forgiven in 50% increments for each year of service completed by Mr. Kelly, commencing as of December 31, 1997. The Debtor also has agreed to provide Mr. Kelly with a tax "gross-up" to the extent of any such loan forgiveness.

         MR. LITTLE. Pursuant to an employment agreement dated December 13, 1999, the Debtor has employed Mr. Little as its President and Chief Executive Office for a period of three years. Mr. Little's employment agreement provides for a signing bonus of $100,000 and a base salary of $325,000 per year; PROVIDED, HOWEVER, that if Mr. Little's employment is terminated within six (6) months after the date of the agreement for "cause" or for any reason other than "Good Reason" (as defined in the agreement), the $100,000 bonus payment will be returned to the Debtor. If at any time the Debtor terminates Mr. Little's employment other than for "cause," Mr. Little will receive a lump sum payment equal to eighteen (18) months of compensation, based upon Mr. Little's base salary as of the date of termination. In addition, under his employment agreement, Mr. Little's bonus compensation is targeted at a rate of 50% of base salary during any year of Mr. Little's employment and may be up to 100% of base salary. The actual amount of Mr. Little's bonus will be determined by the Board of Directors.

         Each of Mr. Kelly's and Mr. Little's employment agreement also provides for the grant and vesting of options to purchase common stock of the Debtor at specified times and prices. In addition, the employment agreements provide for certain other benefits for Messrs. Kelly and Little that are standard for executives in the industry in which the Debtor operates. Mr. Kelly's and Mr. Little's employment agreement will each be assumed pursuant to the Plan.

D.       KEY EMPLOYEE RETENTION PROGRAM

         In order to retain certain key employees during the prepetition period and throughout the pendency of the Chapter 11 Case, prior to the Petition Date the Debtor adopted a key employee retention program (the "Retention Program"), pursuant to which the Debtor will pay bonuses to those eligible key employees still employed by the Debtor on the six month anniversary of the Consummation Date. The Retention Program applies to approximately fifteen key employees, and the aggregate amount of all bonuses payable under the Retention Program is less than $400,000. If, and to the extent that, Court authorization to pay the Retention Program bonuses is necessary, the Debtor seeks such authorization in conjunction with confirmation of the Plan. Furthermore, notwithstanding anything to the contrary, Eagle reserves the right to provide key employees, whether presently or hereafter employed with such benefits, bonuses, stock options or other terms as Eagle determines, in the exercise of its business judgment to be appropriate.

                IV. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

A.       COMMENCEMENT OF THE CHAPTER 11 CASE

         On the Petition Date, the Debtor filed its petition for reorganization relief under Chapter 11 of the Bankruptcy Code, thereby commencing its Chapter 11 Case. From and after the Petition Date, the Debtor has operated, and expects to continue to operate, its business and manage its properties as debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

B.       "FIRST DAY" ORDERS

         As described below, the Debtor does not expect the Chapter 11 Case to be protracted. To expedite its emergence from Chapter 11, on March 1, 2000, one day after the Petition Date, the Debtor requested, and on March 2, 2000 the Court entered, certain orders essential to the Debtor's reorganization efforts, including the following:

         - Order Approving Agreement with Logan & Company, Inc., Appointing Logan & Company, Inc. as Claims and Noticing Agent of the Court Pursuant to 28 U.S.C. Section 156(c)

         - Order Authorizing Retention of Professionals Utilized by the Debtor in the Ordinary Course of Business

         - Order Authorizing Debtor to Mail Initial Notices and to File a List of Creditors (Without Claim Amounts) in Lieu of Matrices

         - Order (i) Authorizing (A) Maintenance of Existing Bank Accounts, (B) Continued Use of Existing Business Forms, and
                  (C) Continued Use of Existing Cash Management System, and (ii) Waiving Investment and Deposit Requirements of 11 U.S.C.
                  Section 345(b)

         - Order (A) Authorizing Payment of Prepetition Wages, Salaries, and Employee Benefits and (B) Authorizing Debtor to Continue Employee Benefit Plans and Programs Postpetition, (C) Confirming that Debtor is Able to Pay Withholding and Payroll-Related Taxes, and (D) Directing All Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations

         - Interim Order Pursuant to 11 U.S.C. Sections 105, 503(b), 507(a) and 366 (i) Prohibiting Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Invoices and (ii) Establishing Procedures for Determining Requests for Additional Adequate Assurance

         - Order Pursuant to 11 U.S.C. Sections 105(a) and 541 Confirming Authority to Pay Prepetition Sales, Use and Other Taxes

         - Order Pursuant to 11 U.S.C. Sections 105(a) and 363(c) Authorizing Payment of Certain Prepetition Shipping Charges

         - Order Establishing PACA and PASA Trust Claims Procedure and Granting Authority for Payment of Valid PACA and PASA Trust Claims

         - Order (A) Confirming Grant of Administrative Expense Status to Obligations Arising from Postpetition Delivery of Goods, (B) Authorizing Debtors to Pay Certain Expenses in the Ordinary Course of Business, (C) Confirming Administrative Expense Treatment for Certain Holders of Valid Reclamation Claims and
                  (E) Prohibiting Third Parties from Interfering with Delivery of Goods

         - Order Pursuant to 11 U.S.C. Section 365(a) Authorizing Assumption or Rejection of Certain Leases of Real Property

         - Order Authorizing Debtors to Honor Certain Prepetition Obligations to Customers and to Maintain Certain Customer Service Policies, Programs and Practices

         - Order Pursuant to 11 U.S.C. Section 105 Authorizing Payment of Prepetition Claims of Critical Trade Creditors

         - Interim Order (i) Authorizing Debtor to Incur Postpetition Secured Indebtedness, (ii) Granting Security Interests and Priority Pursuant To 11 U.S.C. Section 364, (iii) Modifying Automatic Stay and (iv) Setting Further Hearing, If Necessary

         - Order Pursuant to 11 U.S.C. Section 105(a) Authorizing Debtor to Pay Certain Contractors in Satisfaction of Perfected or Potential Mechanics', Materialmen's or Similar Liens or Interests in the Ordinary Course of Business

         - Interim Order Pursuant to 11 U.S.C. Sections 105, 363 and 365 Authorizing the Debtor to (A) Close Certain Stores, (B) Sell Trade Fixtures, Equipment and Inventory at Those Stores and
                  (C) Make Severance And Other Incentive Payments to Affected Employees

         -        Order Pursuant to 11 U.S.C. Sections 102 and 105 and Fed. R.
                  Bankr. P. 2002(m) and 9007 Establishing Notice Procedures

C.       ANTICIPATED TIMETABLE FOR THE CHAPTER 11 CASE

         The Debtor expects the Chapter 11 Case to proceed on the following timetable.

         The hearing to consider the adequacy of the Disclosure Statement was held on April 17, 2000. The hearing on confirmation of the Plan has been scheduled for May 17, 2000. The Plan provides that once it has been confirmed by the Court, the Consummation Date will be the Business Day on which all conditions to the consummation of the Plan (as set forth in Article X.B of the Plan) have been satisfied or waived (as provided in Article X.C of the Plan). SEE "Confirmation of the Plan -- Conditions to Confirmation and Consummation." Based on information currently available to it, the Debtor believes that the Consummation Date could occur as early as thirty days after the Confirmation Date. If so, the Debtor would thus emerge from Chapter 11 within 120 days after the Petition Date. There can be no assurance, however, that this projected timetable can be achieved.

D.       TRADE CREDITORS

         The Debtor intends that Trade Claims, classified under the Plan as Class 3 General Unsecured Claims, will be unaffected by the Chapter 11 Case. Under the Plan, Class 3 General Unsecured Claims will be Unimpaired and will be paid in full. Nevertheless, in an attempt to ensure prompt payment of the Debtor's valued trade creditors, on the Petition Date, the Debtor sought and received Court approval to make payments on account of the Trade Claims of certain critical vendors who continue to provide the Debtor with normal trade credit. In addition, on or about March 9, 2000, the Debtor filed an emergency motion to pay certain additional critical Trade Creditors, including, but not limited to, all of the Debtor's "direct-to-store" vendors, and by order dated March 10, 2000, the Court granted the emergency motion. Finally, after a hearing on March 21, 2000, the Court granted the Debtor's motion to pay all prepetition Trade Claims in the ordinary course of business. Thus, the Debtor expects to have paid all or substantially all prepetition Trade Claims prior to the commencement of the Confirmation Hearing.

E.       EMPLOYEE MATTERS

         The Debtor intends that salaries, wages, accrued paid vacation, health related benefits, and similar employee benefits will be unaffected by the Chapter 11 Case. Employee benefit claims that accrue prepetition will be Unimpaired under the terms of the Plan. Nevertheless, to ensure the continuity of the Debtor's work force and to further accommodate the Unimpaired treatment of employee benefits, on the Petition Date the Debtor sought and received the approval of the Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to use their accrued vacation time (as long as they remain employees of the Debtor) and to continue paying medical benefits under the Debtor's health plan. To the extent not covered by this order, employee claims and benefits not paid or honored, as the case may be, prior to the Consummation Date will be paid or honored in full upon Consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable.

         Additionally, the Debtor participates in the Central States, Southeast and Southwest Area Pension Fund ("Central States"), a multiemployer plan as that term is defined by 29 U.S.C. Section 1301(a)(3) (the "Central States Plan"). Notwithstanding anything to the contrary contained elsewhere in the Plan or the Disclosure Statement (including, without limitation, Article XIV, Sections F and H of the Plan), any claim or liability of the Debtor or any third-party to Central States (including, without limitation, any liability or Claim for withdrawal liability under 29 U.S.C. Sections 1383 and 1385) is left unimpaired under the Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 case had not been commenced, nor shall any third-party be released from any liability or Claim that Central States may have against that third party as a result of the Debtor's participation in the Central States Plan.

F.       RECLAMATION DEMANDS AND PACA CLAIMS

         On the Petition Date, the Debtor sought and received an order (i) confirming administrative expense treatment for the value of goods received and accepted by the Debtor, if and to the extent a vendor has a valid, written reclamation claim for such goods in accordance with section 546(c) of the Bankruptcy Code and/or section 2-702 of the Uniform Commercial Code, but only to the extent that such vendor proves the validity of its demand and the amount of its claim, (ii) authorizing the Debtor to pay holders of valid reclamation claims in the ordinary course of business, provided that the recipients continue to provide the Debtor with goods on current or customary trade terms during the pendency of the Chapter 11 Case, (iii) and prohibiting vendors and all other third parties from reclaiming or interfering with the postpetition delivery of goods to the Debtor without first obtaining relief from the Court's order.

         Also on the Petition Date, the Debtor sought and received Court approval to pay in the ordinary course of business valid claims by vendors for goods covered by the Perishable Agricultural Commodities Act of 1930, 7 U.S.C.
Section 499e(c) ("PACA") and the Packers and Stockyard Act, 7 U.S.C. Sections 181, ET SEQ. ("PASA").

G.       OTHER SIGNIFICANT POST-FILING EVENTS

         1.       PROFESSIONALS

         By order dated March 21, 2000, the Debtor was authorized to retain the law firm of Skadden, Arps, Slate, Meagher & Flom LLP as counsel in its bankruptcy case. Throughout this case, the Debtor has used the services of Jefferies & Company, Inc. ("Jefferies"), who was engaged prior to the commencement of this case as a financial advisor to the Debtor. Pursuant to an engagement letter, Jefferies earned a prepetition fee of $1.3 million which will be paid pursuant to the Plan. In addition, the Ad Hoc Committee of Trade Vendor, represented by the law firm of Pepper Hamilton LLP ("Pepper"), was formed as well as the Unofficial Committee which has been represented by Cadwalader, Wickersham & Taft ("Cadwalader"), SEE Article XV.

         2.       FINAL APPROVAL OF DIP FACILITY

                  On March 21, 2000, the Court approved on a final basis the Debtor's motion to incur postpetition indebtedness up to a maximum amount of $50 million from Congress and to grant Congress security interests in all the Debtor's inventory (subject to SuperValu's first-priority security interest in the Debtor's inventory up to a maximum amount of $770,000, as discussed in
Article II.C.1) to secure the Debtor's obligations to Congress.

         3.       BAR DATE ORDER

                  On March 20, 2000, the Court approved the Debtor's motion for an order establishing April 21, 2000 as the bar date for holders of claims against the Debtor arising under or relating to a store, building, ground or other property lease for property or the premises located at the addresses listed on Exhibit C attached to this Disclosure Statement. Pursuant to a stipulation and order dated March 21, 2000, the bar date for Lucky Stores, Inc. is May 10, 2000.

         4.       LEASE REJECTIONS

                  On March 21, 2000, the Court approved the Debtor's motion to reject (i) the leases of its stores in Freeport, Illinois, Lindenhurst, Illinois, Hobart, Indiana, Bellevue, Illinois and Cedar Falls, Iowa effective March 7, 2000; and (ii) the leases of 23 other stores upon ten days' notice to the landlords and other affected parties. Pursuant to the Court's order, the Debtor has rejected the leases for its stores in Kankakee, Illinois, Bettendorf, Iowa and Galesburg, Illinois effective March 31, 2000, and the Debtor has given notice to the landlord and other affected parties for its store in Downers Grove, Illinois that the lease for such store will be rejected effective April 30, 2000.

         5.       ASSET SALES

                  On March 21, 2000, the Court authorized (the "Store Closing Order") the Debtor to close certain stores (the "Closing Stores") at which the Debtor had determined, in its business judgment, to discontinue operations as a result of poor performance. Further, the Court authorized the sale of trade fixtures, equipment and inventory at the Closing Stores.

                  Pursuant to the Store Closing Order, the Debtor has filed three motions seeking approval to sell trade fixtures, equipment and/or inventory at certain of the Closing Stores. On April 5, 2000, the Court granted two of these motions, authorizing the sale of fixtures, equipment and inventory at the Hickory Hills and Country Club Hills, Illinois stores. The third motion, seeking to sell trade fixtures and equipment at the Elgin, Illinois store, is scheduled to be heard by the Court on May 1, 2000.

                  Additionally, the Debtor has filed multiple motions seeking to sell its fee interests or to assume, assign and sell its interests in leases and subleases at certain of its stores, including certain of the Closing Stores. On April 5, 2000, the Court authorized the sale of the Debtor's fee interests in property in East Moline, Illinois and Burlington, Iowa. On the same date, the Court authorized the assumption, assignment and sale of the Debtor's interests in a lease and subleases as well as trade fixtures, equipment and inventory on property in Buffalo Grove, Illinois. Further, the Debtor has filed three motions seeking to assume, assign and sell its interests in leases and subleases on property in Portage, Indiana Round Lake Beach, Peoria and Niles, Illinois and Cedar Rapids, Iowa, which motions are scheduled to be heard on May 1, 2000. It is also the Debtor's intention to file additional motions to assume, assign and sell its interests in various leases and subleases on property.

H.       LUCKY NOTICE OF INDEMNIFICATION

         On April 4, 2000, Lucky Stores, Inc. ("Lucky"), a party to the Transaction Agreement between Eagle and Lucky, dated October 9, 1997 (the "Transaction Agreement"), gave notice to the Debtor of an indemnification claim based upon the Debtor's rejection of certain leases assigned or subleased to Eagle by Lucky (the "Indemnification Notice"). Prior to the Transaction Agreement, Lucky, through its Midwestern Division, was the owner, tenants, subtenant or sub-subtenant of 105 locations, together with land and improvements, which Lucky operated as retail supermarkets. Pursuant to the Transaction Agreement, Lucky assigned or subleased to Eagle all of Lucky's obligations and liabilities under the Leases or subleases . In addition, pursuant to the Transaction Agreement, Eagle agreed to hold harmless and indemnify Lucky from and against all loss, liability, damage or expense, including (without limitation) attorneys' fees and costs of investigation and litigation, resulting directly or indirectly from, among other things, the failure of Eagle to perform its obligations under the Transaction Agreement and any claims made by a third party against Lucky when any such claim is based upon an occurrence on or after the closing date of the Transaction Agreement. Pursuant to the Indemnification Notice, Lucky asserts that its "indemnification claim is in the amount of the Debtor's obligation under the [Transaction] Agreement and under each of the respective assigned leases or subleases" that were rejected by the Debtor. Moreover, Lucky has advised the Debtor that it intends to seek indemnification from Eagle pursuant to the terms of the Transaction Agreement in connection with each assigned lease or sublease that the Debtor rejects (the "Lucky Rejected Leases"). Furthermore, in the Indemnification Notice, Lucky reserved the right to file a proof of claim and/or a request for the payment of an administrative expense. The Indemnification Notice does not set forth an estimate of the amount of indemnification claim. The Debtor is unable to estimate with any reasonable certainty the amount of any indemnification claim by Lucky because the amount of such a claim depends on, among other things, the number of Lucky Rejected Leases and the landlord's and/or Lucky's ability to mitigate damages with respect to any Lucky Rejected Leases. Additionally, the Debtor believes that any indemnification claim asserted by Lucky is subject to numerous defenses and/or limitations, including, but not limited to defenses and limitations provided by Sections 362, 365, 502 and 509 of the Bankruptcy Code and applicable nonbankruptcy law.

                     V. FINANCING DURING THE CHAPTER 11 CASE

A.       THE DIP FACILITY

         On February 29, 2000, the Debtor and Congress entered into the DIP Facility Agreement, which governs the terms and conditions of the $50 million debtor-in-possession financing facility being provided by Congress to the Debtor. The DIP Facility Agreement contains substantially the same economic terms, affirmative and negative covenants, and other material terms as the contained in the Revolving Loan Documents governing the Debtor's prepetition Revolving Credit Facility with Congress.

B.       USE OF CASH COLLATERAL

         The Debtor's obligations under the Revolving Credit Facility were secured by first priority security interest in all inventories of the Debtor located in its stores and its distribution center in Milan, Illinois. The Cash proceeds of these inventories constitutes "cash collateral" as that term is defined in Section 363(a) of the Bankruptcy Code. The Bankruptcy Code requires court approval of the use of cash collateral, unless all parties holding an interest in such cash collateral consent to the use thereof. In order to facilitate the Debtor's continued normal operations during the Chapter 11 Case, Congress has consented to the Debtors' use of its cash collateral in accordance with the terms of the DIP Facility Agreement. Similarly, SuperValu has consented to the use of its cash collateral in accordance with the terms of the SuperValu Stipulation.

                             VI. SUMMARY OF THE PLAN

A.       INTRODUCTION

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

         Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11,
Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE DEBTOR'S PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE CONSUMMATION DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, ITS ESTATE, THE REORGANIZED DEBTOR, ALL PARTIES RECEIVING OR RETAINING PROPERTY OR AN INTEREST IN PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.       CERTAIN MATTERS REGARDING CLASSIFICATION AND TREATMENT OF CLAIMS AND
         INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), need not be and have not been classified). The Debtor also is required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtor into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122, but it is possible that a holder of a Claim or Interest may challenge the Debtor's classification of Claims and Interests and that the Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtor intends, to the extent permitted by the Bankruptcy Code, the Plan, and the Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

         The amount of any Impaired Claim that ultimately is allowed by the Court may vary from the estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Court with respect to each Impaired Class of Claims may also vary from the estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class. There can be no assurance that the actual aggregate amounts of Allowed Claims in Impaired Classes will not materially exceed the aggregate amounts estimated by the Debtor. Thus, no representation can be or is being made with respect to the accuracy of the expected percentage recovery by the holder of an Allowed Claim in any particular Class.

         The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtor believes that the consideration provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests. The Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. SEE "Confirmation of the Plan -- Confirmation Without Acceptance Of All Impaired Classes --`Cramdown'". If any of the Impaired Classes under the Plan votes to reject the Plan, the Debtor intends to request confirmation pursuant to the cramdown provisions of Section 1129(b). Although the Debtor believes that the Plan could be confirmed under Section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

         1.       UNCLASSIFIED CLAIMS

                  (a)      DIP Facility Claims

         On, or one Business Day after, the Consummation Date or the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtor and the holder of such DIP Facility Claim, the holder of an Allowed DIP Facility Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim (a) cash equal to the unpaid portion of such Allowed DIP Facility Claim or (b) such other treatment as to which the Debtor and such holder have agreed upon in writing. At the present time there are no outstanding borrowings under the DIP Facility and the Debtor does not anticipate making any borrowings under the DIP Facility prior to the Consummation Date.

                  (b)      Administrative Claims

         Except as otherwise provided for in the Plan, and subject to the requirements of Article XIV.A.1 thereof, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the Debtor and such holder have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. Other than Administrative Claims paid by the Debtor in the ordinary course of business, the Debtor estimates that the total amount of Administrative Claims in this Chapter 11 Case will be approximately $4 million.

                  (c)      Priority Tax Claims

         On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments over time in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Consummation Date through the date of payment thereof, or (c) such other treatment as to which the Debtor and such holder have agreed upon in writing. Cash payments of principal will be made in annual installments, each such installment amount being equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on or before the first anniversary of the Consummation Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; PROVIDED, HOWEVER, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim will be paid on the first Business Day following such date, or as soon thereafter as is practicable together with any accrued and unpaid interest to the date of payment; and PROVIDED FURTHER, that the Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and PROVIDED FURTHER, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Consummation Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim. The Debtor estimates that the total amount of Priority Tax Claims in this Chapter 11 Case will not exceed $1.4 million.

         2.       UNIMPAIRED CLASSES OF CLAIMS

                  (a)      Class 1:  Other Priority Claims

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim, or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between Eagle and the holder of such Class 1 Other Priority Claim, each holder of an Allowed Class 1 Other Priority Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or
(b) such other treatment as to which the Debtor and such holder have agreed upon in writing. The Debtor believes that as a result of the prior orders of the Court in this Chapter 11 Case, that there are few, if any, Allowed Class 1 Other Priority Claims and, thus, estimates the total amount of Allowed Class 1: Other Priority Claims to be DE minimis.

                  (b)      Class 2:  Other Secured Claims

         Each holder of a Class 2 Other Secured Claim shall be treated as a separate class for all purposes under this Plan, and each holder of an Allowed Class 2 Other Secured Claim shall receive the treatment set forth below. To the extent, if any, that the value of the collateral securing a Class 2 Other Secured Claim is less than the total amount of such Claim, the difference shall be treated as a Class 3 General Unsecured Claim. The Debtor specifically reserves all rights to challenge the validity, nature and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens and security interests.

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 2 Other Secured Claim becomes an Allowed Class 2 Other Secured Claim, or (iii) the date such Class 2 Other Secured Claim becomes payable pursuant to any agreement between the Debtor and the holder of such Class 2 Other Secured Claim, each holder of an Allowed Class 2 Other Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Other Secured Claim, will, in the sole discretion of the Debtor, (a) receive deferred cash payments totaling at least the allowed amount of such Allowed Class 2 Other Secured Claim, of a value, as of the Consummation Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other Secured Claim, (b) upon abandonment by the Debtor receive the Collateral securing such holder's Allowed Class 2 Other Secured Claim, (c) receive payments or liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other Secured Claim, (d) be Reinstated, or (e) receive such other treatment as the Debtor and such holder have agreed upon in writing. The Debtor has identified two holders of Class 2 Other Secured Claims, SuperValu Holdings, Inc. and Navistar Financial Corp., and believes that on the Consummation Date, the aggregate amount owed to these two entities, for which they hold first priority liens on inventory and certain equipment respectively, is likely to be no more than $1.3 million. Pursuant to the Plan, SuperValu and Navistar will continue to receive payments under their respective agreements in the ordinary course of business and continue to hold first priority liens to secure Eagle's obligations under their respective agreements.

                  (c)      Class 3:  General Unsecured Claims

         Each holder of an Allowed Class 3 General Unsecured Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of the Debtor, (a) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim; (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Allowed Class 3 General Unsecured Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, treatment that (i) cures any such default that occurred before or after the Petition Date, other than a default of a kind specified in
Section 365(b)(2) of the Bankruptcy Code, (ii) reinstates the maturity of such Allowed Class 3 General Unsecured Claim as such maturity existed before such default, (iii) compensates the holder of such Allowed Class 3 General Unsecured Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) does not otherwise alter the legal, equitable, or contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim; or
(c) such other treatment as to which the Debtor and such holder have agreed upon in writing. The vast majority of the holders of Class 3: General Unsecured Claims are or will be landlords and/or Lucky as a result of the Debtor's rejection of certain nonresidential real property leases. The Debtor estimates that the aggregate amount of the Allowed Class 3: General Unsecured Claims will be between $5 million and $15 million. In making that estimate, the Debtor relied upon, among other things, the cap on lease rejection claims set forth in
Section 502(b)(6) of the Bankruptcy Code and has assumed that it will reject leases relating to approximately 25 closed or closing stores. As noted above, SEE Article IV.H., Lucky asserts that it holds a claim "in the amount of the Debtor's full indemnification obligation under the [Transaction] Agreement," for each Lucky Rejected Lease, which claim the Debtor disputes. If allowed, however, the Debtor estimates that Lucky's indemnification claim would be between $10 million and $15 million, assuming, among, other things, that the Debtor proceeds with all of the contemplated rejections of Lucky leases and neither Lucky nor the respective landlords mitigate damages.

         3.       IMPAIRED CLASSES OF CLAIMS AND INTERESTS

                  (a)      Class 4:  Lender Secured Claims

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 4 Lender Secured Claim becomes an Allowed Class 4 Lender Secured Claim, or (iii) the date such Class 4 Lender Secured Claim becomes payable pursuant to any agreement between the Debtor and the holder of such Class 4 Lender Secured Claim, the holder of an Allowed Class 4 Lender Secured Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Lender Secured Claim
(a) cash equal to the unpaid portion of such Allowed Class 4 Lender Secured Claim, including accrued but unpaid interest at the contract rate through the date of payment, or (b) such other treatment as to which the Debtor and such holder have agreed upon in writing. The Debtor's aggregate amount of Allowed Class 4 Lender Secured Claim is $2 million plus interest accrued through the Consummation Date.

                  (b)      Class 5:  Senior Note Claims

         On, or as soon as reasonably practicable after, the Distribution Date, the Debtor or the Reorganized Debtor, as the case may be, will distribute to the Indenture Trustee, for the ratable benefit of the holders of Allowed Class 5 Senior Note Claims, and in full satisfaction, settlement, release, and discharge of and in exchange for all such Allowed Class 5 Senior Note Claims, (i) the New Senior Notes, (ii) the Class 5 Cash, and (iii) 15% of the fully-diluted Common Stock of the Reorganized Debtor. The Indenture Trustee will, in accordance with the terms of the Senior Note Indenture, (a) distribute to each holder of an Allowed Class 5 Senior Note Claim such holder's Pro Rata share of the New Senior Notes, Class 5 Cash, and one-third (1/3) of the Common Stock described in clause
(iii) above, and (b) retain the remaining two-thirds (2/3) of the Common Stock described in clause (iii) above for future distribution to holders of Allowed Class 5 Senior Note Claims or return to the Reorganized Debtor, as the case may be, in accordance with the terms of the two next succeeding sentences. If the Reorganized Debtor is sold to a third party or the New Senior Notes are retired prior to October 15, 2001, then the Indenture Trustee will return to the Reorganized Debtor the remaining two-thirds (2/3) of the Common Stock referred to in clause (iii) above; if the Reorganized Debtor is sold to a third party or the New Senior Notes are retired after October 15, 2001, but prior to October 15, 2002, then the Indenture Trustee will return to the Reorganized Debtor one-third (1/3) of the Common Stock referred to in clause (iii) above; if the Reorganized Debtor is not sold to a third party or the New Senior Notes are not retired prior to October 15, 2002, then the Indenture Trustee will not return to the Reorganized Debtor any portion of the Common Stock referred to in clause (iii) above. Any Common Stock distributed to the Indenture Trustee and not required to be returned to the Reorganized Debtor in accordance with the terms of the immediately preceding sentence will be distributed by the Indenture Trustee, on a Pro Rata basis, to the holders of Allowed Class 5 Senior Note Claims. The Allowed Class 5 Senior Note Claims will be $100 million plus the interest accrued at 8-5/8% through the Consummation Date.

                  (c)      Class 6:  Equity Securities Interests

         Each holder of an Allowed Equity Securities Interest shall retain such Equity Securities Interest. As a result of the proposed treatment of Class 5, each holder's Equity Security Interest shall be diluted by 15% on the Consummation Date, subject to the Debtor's right to "claw-back" certain common stock from the holders of Senior Notes.

C.       SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

         Except as otherwise provided in the Plan, nothing will affect the Debtor's or Reorganized Debtor's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoffs or recoupments against Unimpaired Claims.

D.       ACCRUAL OF POSTPETITION INTEREST

         Interest on, and fees and expenses (if any) with respect to, Allowed Class 2 Other Secured Claims and Allowed Class 3 General Unsecured Claims, including, but not limited to, unpaid professional fees due the holders of such Claims, will be paid when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim, together with any additional amounts required to be paid with respect to Unimpaired Claims pursuant to Section 1124 of the Bankruptcy Code.

E.       SUMMARY OF OTHER PROVISIONS OF THE PLAN

         1.       CONTINUED CORPORATE EXISTENCE

         Following confirmation and consummation of the Plan, the Debtor will continue to exist as a separate entity, in accordance with the laws of the State of Delaware, and pursuant to its certificate of incorporation and by-laws in effect prior to the Consummation Date, except to the extent such certificate of incorporation and by-laws are amended by the Plan. The certificate of incorporation and by-laws of the Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

         2.       CANCELLATION OF SENIOR NOTES AND SENIOR NOTES INDENTURE

         On the Consummation Date, except as otherwise provided for in the Plan,
(i) the Senior Notes and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, will be canceled, and (ii) the obligations of the Debtor under any agreements, indentures or certificates of designations governing the Senior Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, as the case may be, will be discharged; PROVIDED, HOWEVER, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent, or a servicer will continue in effect solely for the purposes of (i) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III of the Plan and (ii) permitting such indenture trustee, agent, or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; PROVIDED, FURTHER, that the provisions of clause (ii) of this paragraph will not affect the discharge of the Debtor's liabilities under the Bankruptcy

Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtor. The Reorganized Debtor will not have any obligations to any indenture trustee, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses, except as expressly provided in Article IV.B.1 of the Plan; PROVIDED, HOWEVER, that nothing in the Plan will preclude such indenture trustee, agent or servicer (or any Disbursing Agent replacing such indenture trustee, agent or servicer) from being paid or reimbursed for prepetition and postpetition fees, costs and expenses from the distributions until payment in full of such fees, costs or expenses that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein.

         Any actions taken by an indenture trustee, an agent, or a servicer that are not for the purposes authorized in Article IV.B.1 of the Plan will not be binding upon the Debtor. Notwithstanding the foregoing, the Debtor may terminate any indenture or other governing agreement and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement, the Debtor will designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer, and the provisions of Article IV.B.1 of the Plan will be deemed to apply to the new distribution agent.

         3.       REVESTING OF ASSETS

         The property of the Estate, together with any property of the Debtor that is not property of the Estate and that is not specifically disposed of pursuant to the Plan, will revest in the Reorganized Debtor on the Confirmation Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Confirmation Date, all property of the Debtor will be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Debtor or Reorganized Debtor, as the case may be, may, without application to or approval by the Court, pay fees that it incurs after the Confirmation Date for professional fees and expenses.

         4.       PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION
                  CLAIMS

         Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person or entity. The Reorganized Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. Notwithstanding the foregoing, pursuant to the Plan, on the Consummation Date, the Debtor shall be deemed to have waived any claims or causes of action it may have or assert against a holder of a Trade Claim in virtue of Section 547 of the Bankruptcy Code.

         5.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

         The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of the Debtor or Reorganized Debtor, as the case may be, will be authorized to execute, deliver, file, or record any and all contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor or Reorganized Debtor, as the case may be, will be authorized to certify or attest to any of the foregoing actions.

         6.       TERMINATION OF DIP FACILITY

         To the extent not amended and restated with the express consent of Congress as a part of any post-Confirmation financing procured by the Debtor or Reorganized Debtor, the DIP Facility will be terminated and will be of no further force and effect upon payment in full of all amounts outstanding thereunder, on or one Business Day after the Consummation Date, except as necessary to evidence and maintain the liens and security interests granted pursuant to (a) any Final Order authorizing the Debtor's entry into the DIP Facility and (b) the various agreements approved thereby; PROVIDED, HOWEVER, that the liens and security interests securing the DIP Facility will remain in full force and effect until the DIP Facility is repaid in full in cash.

         7.       EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or to any other Person or entity pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         8.       DISTRIBUTIONS UNDER THE PLAN

                  (a)      General

         On, or as soon as is practicable after the Distribution Date, to the extent that the Plan provides for distributions on account of Allowed Claims or Interests in a Class, each holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in that Class. Following the Distribution Date, distributions will also be made, pursuant to Articles III, VII, and IX of the Plan, respectively, to (i) holders of Claims and Interests to whom a distribution has become deliverable during the period since the immediately preceding distribution date and (ii) to holders of Disputed Claims and Interests whose Claims or Interests were Allowed during the period since the immediately preceding distribution date. Such interim distributions will also be in the full amount that the Plan provides for Allowed Claims and Interests in the applicable Class. Notwithstanding the foregoing, the Disbursing Agent will not be required to make distributions more frequently than once every 180 days.

         Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan will be obtained from the Reorganized Debtor's existing Cash balances, operating revenues, and/or borrowings under the New Senior Secured Facility. The Reorganized Debtor or such third party Disbursing Agent(s) as it may employ in its sole discretion will initially make all distributions required under the Plan (subject to the provisions of Articles III, VII, and IX thereof) except distributions to the holders of Allowed Class 5 Senior Note Claims, which distributions will be deposited with the Indenture Trustee for the Senior Notes, who shall deliver such distributions to the holders of such Claims in accordance with the provisions of this Plan and the terms of the Senior Note Indenture. Any Disbursing Agent (including, if applicable, the Reorganized Debtor in its capacity as such) may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each third party Disbursing Agent will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor on terms acceptable to the Reorganized Debtor.

                  (b)      Distributions For Claims Allowed As Of The
                           Consummation Date

         Except as otherwise provided in the Plan, or as ordered by the Court, distributions to be made on account of Claims that are Allowed Claims as of the Consummation Date will be made on the Distribution Date, or as soon thereafter as practicable. The New Securities to be issued under the Plan will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed.

                  (c)      Interest On Claims

         Unless otherwise specifically prohibited by the Plan or the Confirmation Order, or by applicable bankruptcy law, postpetition interest will accrue and will be paid on Allowed Claims when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim. Postpetition interest also will accrue and be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon, if and after such Disputed Claim becomes an Allowed Claim.

                  (d)      Surrender Of Securities Or Instruments

         On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of Senior Notes (a "Certificate") must surrender such Certificate to the Indenture Trustee for cancellation. No distribution of property under the Plan will be made by the Indenture Trustee to any such holder unless and until such Certificate is received by the Indenture Trustee, or the unavailability of such Certificate is reasonably established to the satisfaction of the Indenture Trustee. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Indenture Trustee prior to the second (2nd) anniversary of the Consummation Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not be entitled to participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including interest accrued thereon, will revert to the Reorganized Debtor notwithstanding any federal or state escheat laws to the contrary.

                  (e)      Record Date For Distributions To Holders Of Senior
                           Notes

         At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes will be closed, and there will be no further changes in the record holders of the Senior Notes. The Reorganized Debtor and the Disbursing Agent, if any, will have no obligation to recognize any transfer of such Senior Notes occurring after the Distribution Record Date and will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

                  (f)      Delivery Of Distributions

         Distributions to holders of Allowed Claims will be made by the Disbursing Agent, Indenture Trustee or the New Senior Notes Indenture Trustee, as the case may be, (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer, will be returned to the Reorganized Debtor until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Consummation Date, after which date all unclaimed property will revert to the Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. On the tenth
(10) day following the first and second anniversary of the Distribution Date, the Disbursing Agent and the New Senior Notes Indenture Trustee shall file with the Court a list of the persons to whom the Disbursing Agent or the New Senior Notes Indenture Trustee has been unable to make distributions.

                  (g)      Fractional Dollars; De Minimis Distributions

         Payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, will; not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

                  (h)      Withholding And Reporting Requirements

         In connection with the Plan and all distributions thereunder, the Disbursing Agent will to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                  (i)      Setoffs

         The Reorganized Debtor may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the holder of such Claim; PROVIDED, HOWEVER, that neither the failure to do so nor the allowance of any Claim under the Plan will be, or be deemed to be, a waiver or release by the Reorganized Debtor of any such claim that the Debtor or Reorganized Debtor may have against such holder.

         9. RESOLUTION AND TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

                  (a)      Objection Deadline; Prosecution Of Objections

         The Debtor or Reorganized Debtor, as the case may be, will be allowed up to 180 days after the Consummation Date (unless extended by an order of the Court) to file objections to Claims with the Court and serve such objections upon the holders of each of the Claims to which objections are made. Notwithstanding the foregoing, nothing contained in the Plan will limit the Reorganized Debtor's right to object to Claims, if any, filed or amended more than 180 days after the Consummation Date.

                  (b)      No Distributions Pending Allowance

         No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

                  (c)      Distribution Reserve

         The Disbursing Agent will withhold the Distribution Reserve from the Cash or other property to be distributed under the Plan (other than the Class 5 Cash, New Senior Notes, and Common Stock to be distributed to the Indenture Trustee for the ratable benefit of the holders of Allowed Class 5 Senior Notes Claims). As to any Disputed Claim, upon a request for estimation by the Debtor, the Court will determine what amount is sufficient to withhold as the Distribution Reserve. The Debtor may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the Distribution Reserve based upon the estimated amount of such Claim as set forth in a Final Order. If the Debtor elects not to request such an estimation from the Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent will withhold the Distribution Reserve based upon the Face Amount of the Claim. If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner designed to yield a reasonable net return, taking into account the safety of the investment.

                  (d)      Distributions After Allowance

         The Reorganized Debtor or the Disbursing Agent, as the case may be, will make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any Cash or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. All such distributions will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim had been an Allowed Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent will not be required to make distributions under Article IX.D of the Plan more frequently than once every 180 days or to make any individual payments in an amount less than $25.00. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Cash or other property remaining in the Distribution Reserve will become property of the Reorganized Debtor.

         10.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         The Bankruptcy Code grants the Debtor the power, subject to the approval of the Court, to assume, assume and assign, or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  (a)      Assumed Contracts And Leases

         Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Consummation Date the Debtor will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is contained on a list of all executory contracts and unexpired leases to be rejected by the Debtor pursuant to Article VIII.A of the Plan included in the Plan Supplement as Exhibit D to the Plan. The Confirmation Order will constitute an order of the Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Consummation Date.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights IN REM related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Court.

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under
Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor party by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                  (b)      Rejected Contracts And Leases

         Except as otherwise provided in the Plan, in any motion to reject filed on or before the Confirmation Date, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which the Debtor is a party will be rejected under the Plan; PROVIDED, HOWEVER, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which it is a party.

         If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim not previously evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then the Claim will be forever barred and will not be enforceable against the Debtor or the Reorganized Debtor, or the properties of either of them, unless a proof of Claim is filed with the clerk of the Court and served on counsel for the Debtor or Reorganized Debtor, as the case may be, within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

                  (c)      Compensation And Benefit Programs

         Except and to the extent previously assumed by an order of the Court on or before the Confirmation Date, and except as set forth in (ii) below, all employee compensation and benefit programs of the Debtor entered into before or after the Petition Date and not since terminated, including, but not limited to
(a) programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code and
(b) the retention agreements, dated January 21, 2000, between the Debtor and certain of the Debtor's key executives, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under Article VIII.A of the Plan, but only to the extent that rights under such programs are held by the Debtor or Persons who are employees of the Debtor as of the Confirmation Date, and the Debtor's obligations under such programs to persons who are employees of the Debtor on the Confirmation Date will survive confirmation of this Plan, except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any such plans or contracts. Notwithstanding the foregoing, the Debtor's obligations, if any, to pay all "retiree benefits" as defined in Section 1114(a) of the Bankruptcy Code shall continue.

         11.      MODIFICATIONS AND AMENDMENTS

         The Debtor may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtor may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan. Prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder. In addition, any material alteration, amendment or modification that materially changes the treatment of the Institutional Holders must be approved by the Institutional Holders.

         12.      RETENTION OF JURISDICTION

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan, as more fully set forth in Article XII of the Plan.

         13.      COMPROMISES AND SETTLEMENTS

         Pursuant to Fed. R. Bankr. P. 9019(a), the Debtor may compromise and settle various Claims against it and/or claims that it may have against other Persons. Under the Plan, the Debtor expressly reserves the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Consummation Date. After the Consummation Date, this right shall pass to the Reorganized Debtor pursuant to Articles IV.E and IV.F of the Plan.

         14.      BAR DATES FOR CERTAIN CLAIMS

                  (a)     Administrative Claims; Substantial Contribution Claims

         The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including substantial contribution Claims (but not including claims for Professional Fees or the expenses of the members of the Creditors' Committee (if one has been appointed) and claims by the Indenture Trustee for fees and expenses to be paid by the Debtor pursuant to the Senior Notes Indenture), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of the Creditors' Committee (if one has been appointed), not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtor or Reorganized Debtor, as the case may be, will have 45 days (or such longer period as may be allowed by order of the Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

                  (b)      Professional Fee Claims

         All final requests for compensation or reimbursement of Professional Fees pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtor or the Creditors' Committee (if one has been appointed) prior to the Consummation Date (other than substantial contribution Claims under Section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtor and its counsel no later than 45 days after the Consummation Date, unless otherwise ordered by the Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Court) after the date on which the applicable application for compensation or reimbursement was served.

         Pepper represents the Ad Hoc Trade Vendor Committee in regard to this Chapter 11 Case. Pepper has reviewed this Disclosure Statement and the Plan, provided comments thereto, and kept creditors advised of the status of this case. The Debtor believes that Pepper is entitled to a substantial contribution claim for reasonable fees and expenses in an amount not to exceed $25,000 and will support Pepper's application for substantial contribution in such an amount.

         Cadwalader represents the Unofficial Noteholders Committee in this Chapter 11 Case. Cadwalader negotiated several of the Lock-Up Agreements and, as a result, several provisions of the Plan prior to the Petition Date. During the pendency of this case, Cadwalader has reviewed the Plan and Disclosure Statement, provided comments thereto, has kept the bondholders apprised of the status of this case and has undertaken to negotiate the New Senior Notes Indenture so that it will conform to the Plan. In accordance with the Lock-Up Agreements, the Debtor believes that Cadwalader is entitled to a substantial contribution claim for reasonable fees and expenses in an amount not to exceed $150,000 and will support Pepper's application for substantial contribution in such an amount.

         15.      MISCELLANEOUS PROVISIONS

                  (a)      Severability Of Plan Provisions

         If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtor, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  (b)      Exculpation And Limitation Of Liability

         Neither the Reorganized Debtor, nor any statutory committee, nor the Ad Hoc Trade Vendor Committee, nor the Unofficial Noteholders Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Reorganized Debtor, any statutory committee the Ad Hoc Trade Vendor Committee, the Unofficial Noteholders Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtor to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Article IV.F of the Plan.

                  (c)      Revocation, Withdrawal, Or Non-Consummation

         The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan will be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by the Debtor or any other Person.

                  (d)      Plan Supplement

         Any and all exhibits, lists, or schedules not filed with the Plan or this Disclosure Statement shall be contained in the Plan Supplement and filed with the Clerk of the Court at least five (5) Business Days prior to date of the commencement of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Article XIV.L of the Plan.

                  (e)      Indemnification Obligations

         Except as otherwise specifically limited in the Plan, any obligations or rights of the Debtor to indemnify its present and former directors, officers, or employees pursuant to the Debtor's certificate of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors', officers', or employees' service with, for, or on behalf of the Debtor, will survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence before or after the Petition Date. In some instances, such treatment might have the effect of according administrative expense status to claims that might otherwise be Class 3 General Unsecured Claims. To the extent the Plan has such an effect, the Debtor believes that such treatment is justified by, among other things, the services provided by the directors, officers and employees as well as the proposed treatment of Class 3 General Unsecured Claims under the Plan.

                  (f)      Prepayment

         Except as otherwise provided in the Plan or the Confirmation Order, the Debtor will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time, provided that such prepayment is not violative of, or does not otherwise prejudice, the relative priorities and parities among the classes of Claims.

                  (g)      Term Of Injunctions Or Stays

         Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Consummation Date.

                          VII. CONFIRMATION OF THE PLAN

         The Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtor has complied with applicable provisions of the Bankruptcy Code, (d) the Debtor has proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all Classes of creditors and Interest holders (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all holders of Claims or Interests in an Impaired Class, (h) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date, and (i) the Plan provides the continuation after the Consummation Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtor has obligated itself to provide such benefits.

A.       VOTING REQUIREMENTS

         Under the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the holders of Claims or Interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to Sections 1126(f) and (g) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and Classes of Claims and Interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is Impaired or Unimpaired, under the caption "Treatment of Claims and Interests." Additional information regarding voting is contained in the instructions accompanying the Ballots.

         This Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims and Interests who are entitled to vote on the Plan. There is a separate Ballot designated for each Class of Claims or Interests in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims.

         Each Impaired Class of Claims or Interests that will receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. Each Unimpaired Class of Claims is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. An Impaired Class of Claims will have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests will have accepted the Plan if
(i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

B.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES --"CRAMDOWN"

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of Claims and Interests, as long as at least one impaired Class of Claims has accepted it. If necessary, the Debtor will request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code, and it has reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

         The Court may confirm the Plan notwithstanding the rejection of an Impaired Class of Claims or Interests if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each Impaired Class that has rejected, or is deemed to have rejected, the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects such plan if, among other things, the plan provides (a) (i) that the holders of claims in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this subparagraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims that rejects a plan, if, among other things, the plan provides (a) that each holder of a claim in the rejecting class will receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that no holder of a claim or interest that is junior to the claims of such rejecting class will receive or retain under the Plan any property on account of such junior claim or interest.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that no holder of an interest that is junior to the interest of such rejecting class will receive or retain under the Plan any property on account of such junior interest.

         The Debtors reserve the right to request confirmation of the Plan under
Section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by other Class(es) of Claims or Interests entitled to vote on, and voting to reject, the Plan. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions over the dissent of certain Classes of Claims or Interests, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests in Classes 4, 5, and 6 will satisfy the "fair and equitable" tests for secured creditors, unsecured creditors and interest holders, respectively. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank would be treated equally under the Plan.

C.       BEST INTERESTS TEST

         Under Section 1129(a)(7) of the Bankruptcy Code (the so-called "Best Interests Test"), to confirm the Plan the Court must determine that, with respect to each impaired Class of Claims or Interests, each holder of an Impaired Claim or Interest in such Class either (i) has accepted the Plan or
(ii) will receive or retain property of a value, as of the effective date of the Plan, not less than the amount that such holder would receive or retain on account of such Claim or Interest if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. Accordingly, the Debtor and its advisors have considered the effect that conversion of the Chapter 11 Case to Chapter 7 would have on distributions to various Classes of Claims and Interests. The comparison of recoveries for Impaired Classes indicates that recoveries under the Plan are at least equal to, and in most cases better than, those expected in a liquidation under Chapter 7, therefore satisfying the Best Interests Test.

D.       CHAPTER 7 LIQUIDATION ANALYSIS

         As noted above, the Debtor believes that under the Plan all holders of Impaired Claims and Impaired Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code. To estimate the likely returns to holders of Claims and Interests in a Chapter 7 liquidation, the Debtor determined the amount of liquidation proceeds that would be available for distribution to, and the allocation of such proceeds among, the Classes of Claims and Interests based on their relative priority. A copy of that analysis is set forth as Exhibit D to this Disclosure Statement.

         The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured or nonpriority unsecured and (ii) its relative subordination (including both contractual subordination and statutory subordination . In general, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor's Chapter 7 case, including tax liabilities incurred in the Chapter 7 case; (iii) third, to the unpaid Administrative Claims of the Debtor's Chapter 11 Case; (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under Section 507 of the Bankruptcy Code; (v) fifth, to Unsecured Claims; and (vi) sixth, to Equity Securities Interests.

         The Debtor's management believes that in a Chapter 7 liquidation, based on the priorities outlined above, distribution of the liquidation proceeds will result in lower recoveries to holders of Impaired Claims and Interests. In reaching this conclusion, the Debtor made a number of assumptions and estimates regarding anticipated differences in expenses, fees, asset recoveries, claims litigation and settlements, recoveries on deposits and total claims filed that could occur if the Debtor's Chapter 11 Case was converted to Chapter 7 liquidation. These estimates and assumptions are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtor. Accordingly, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Court would accept the Debtor's conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

         In summary, the Debtor believes that a Chapter 7 liquidation of the Debtor would result in a substantial diminution in the value to be realized by the holders of certain Claims and Interests and delay in making distributions to all Classes of Claims and Interests entitled to a distribution. Consequently, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

E.       FEASIBILITY

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. This is the so-called "feasibility test." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies the feasibility test, the Debtor's management has, through the development of 3-year financial projections, as set forth in Exhibit E to this Disclosure Statement (the "Projections"), analyzed the ability of the Reorganized Debtor to maintain sufficient liquidity and capital resources to (i) conduct its business and (ii) meet its obligations under the Plan. The Projections were also prepared to assist each holder of a Claim or Equity Securities Interest in Classes 4, 5, and 6 in determining whether to accept or reject the Plan.

         The Projections show that the Reorganized Debtor should have sufficient cash flow to (i) make the payments required under the Plan on the Consummation Date, (ii) repay and service debt obligations, and (iii) maintain operations on a going-forward basis. Accordingly, the Debtor believes that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. The Projections should be read in conjunction with the assumptions, qualifications, and footnotes to the tables containing the Projections set forth in Exhibit E. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections are based on assumptions existing as of March 4, 2000 related, in part, to the economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such economic, competitive, and general business conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtor to achieve the Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTOR'S INDEPENDENT AUDITORS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTOR DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS AND INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW SENIOR NOTES OR COMMON STOCK OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTOR, THE FAIR VALUE OF ITS ASSETS, AND ITS ACTUAL LIABILITIES AS OF THE CONSUMMATION DATE. ACTUAL ENTERPRISE VALUE, ASSET VALUES, AND LIABILITIES ON THE CONSUMMATION DATE COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE PROJECTIONS.

F.       VALUATION OF THE REORGANIZED DEBTOR

         In conjunction with the allocation of the distributions under the Plan, Eagle determined that it was necessary to estimate post-confirmation values for the Common Stock issued upon confirmation on a fully diluted basis to provide for equitable distribution among Classes of Claims and Classes of Interest. Accordingly, Eagle's financial advisor, Jefferies, prepared a valuation analysis of Eagle.

         In preparing its analysis, Jefferies: (a) reviewed certain recent publicly available financial statements of Eagle; (b) reviewed certain financial projections prepared by Eagle for the operations of Reorganized Eagle, including those financial Projections set forth in this Disclosure Statement; (c) reviewed assumptions underlying such projections; (d) prepared discounted cash flow analyses for the operations of Reorganized Eagle on a going concern basis, based on projections of cash flow to be available to Reorganized Eagle, utilizing various discount rates and the financial projections referred to above; (e) considered the market values of publicly traded companies that Jefferies and Eagle believe are in businesses reasonably comparable to the operating business of Reorganized Eagle; (f) considered certain economic and industry information relevant to the operating business of Eagle; (g) discussed the current operations and prospects of the operating business with Eagle; and (h) made such other analyses and examinations as Jefferies deemed necessary or appropriate.

         Jefferies assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to Jefferies by Eagle or its representatives. With respect to the financial projections supplied to Jefferies, Jefferies assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of Eagle as to the future operating and financial performance of Eagle. Such projections assumed Eagle will operate 64 stores the number reflected in the Debtor's business plan. To the extent that Eagle operates more or fewer stores during the projected period, such adjustments may have a material impact on the operating projections and valuations as presented herein. Jefferies did not make any independent evaluation of Reorganized Eagle assets, nor did Jefferies verify any of the information it reviewed.

         With respect to the valuation of Reorganized Eagle, in addition to the foregoing, Jefferies relied upon the following assumptions:

         - The valuation range indicated represents the enterprise value of Eagle, and assumes the pro forma debt levels (as set forth in the Projections annexed hereto) to calculate a range of equity value. Such debt levels assume that Eagle will issue $85 million of New Senior Notes.

         -        Eagle emerges from Chapter 11 on or about May 1, 2000.

         - The projections are predicated upon the assumption that Eagle will be able to obtain all necessary financing, as described herein, and that no asset sales will be required for liquidity purposes. Jefferies does not hereby make any representations as to whether Eagle will obtain financing or as to the terms upon which such financing may be obtained.

         - Jefferies has also assumed the general continuity of the present senior management of Eagle following consummation of the Plan, and has assumed Consummation Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

         As a result of such analyses, reviews, discussions, considerations and assumptions, Jefferies estimates that the enterprise value of Reorganized Eagle falls in a range between $153.5 million and $181 million. This estimated range of values represents a hypothetical value which reflects the estimated intrinsic value of Eagle derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for debt and equity securities. Jefferies' estimate is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Jefferies' conclusions, Jefferies does not have any obligation to update, revise or reaffirm its estimate.

         The summary set forth above does not purport to be a complete description of the analyses performed by Jefferies. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Jefferies is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         Jefferies relied on the accuracy and reasonableness of the projections and the underlying assumptions as prepared by Eagle. Jefferies' valuation assumes that operating results projected by Eagle will be achieved in all material respects, including revenue and sales growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. Certain of the projected results are materially better than the recent historical results of operations of Eagle. No assurance can be given that Eagle will operate the number of stores currently contemplated or that the projected results will be achieved. To the extent that the valuation is dependent upon Eagle's achievement of the projections, the valuation must be considered speculative.

G.       CONDITIONS TO CONFIRMATION AND CONSUMMATION

         1.       CONDITIONS TO CONFIRMATION

         The following are conditions precedent to confirmation of the Plan that must be (i) satisfied or (ii) waived in accordance with Article X.C of the Plan:

                  (a) The proposed Confirmation Order must be in form and substance reasonably acceptable to the Debtor, Institutional Holders and the Exit Lenders.

                  (b) The Debtor must have arranged for credit availability under the New Senior Secured Facility, in amount, form and substance acceptable to the Debtor or Reorganized Debtor, as the case may be, to provide the Reorganized Debtor with working capital to meet ordinary and peak requirements and additional borrowings to support future projects.

         2.       CONDITIONS TO CONSUMMATION

         The following are conditions precedent to the occurrence of the Consummation Date, each of which must be (i) satisfied or (ii) waived in accordance with Article X.C of the Plan:

                  (a) The Confirmation Order, in form and substance reasonably acceptable to the Debtor, Institutional Holders, and the Exit Lenders, confirming the Plan, as the same may have been modified, must have become a Final Order and must, among other things, provide that:

                           (i) the Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring;

                           (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

                           (iii) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtor or its assignee(s) notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;

                           (iv) the transfers of property by the Debtor (a) to the Reorganized Debtor (i) are or will be legal, valid, and effective transfers of property, (ii) vest or will vest the Reorganized Debtor with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (iii) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and will not subject the Reorganized Debtor to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (b) to holders of Claims under the Plan are for good consideration and value and are in the ordinary course of the Debtor's business;

                           (v) except as expressly provided in the Plan, the Debtor is discharged effective upon the Confirmation Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy
         Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtor that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                           (vi) the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtor or the need for further financial reorganization; and

                           (vii) the New Senior Notes and Common Stock issued under the Plan in exchange for Claims against Eagle are exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code, except to the extent that holders of New Senior Notes and Common Stock are "underwriters," as that term is defined in
         Section 1145 of the Bankruptcy Code.

                  (b) The Reorganized Debtor must have credit availability under the New Senior Secured Facility, in amount, form and substance acceptable to the Debtor or Reorganized Debtor, as the case may be, to provide the Reorganized Debtor with working capital to meet ordinary and peak requirements and additional borrowings to support future projects.

                  (c) The following agreements, in form satisfactory to the Debtor or Reorganized Debtor, as the case may be, must have been executed and delivered, and all conditions precedent thereto must have been satisfied:

                           (i) Amended Certificate of Incorporation and By-laws of Eagle;

                           (ii)     New Senior Notes Indenture; and

                           (iii)    New Senior Secured Facility.

                  (d) All actions, documents and agreements necessary to implement the Plan must have been effected or executed.

         3.       WAIVER OF CONDITIONS

         Each of the conditions set forth in Articles X.A and X.B of the Plan, other than those set forth in Article X.A.1 and X.B.1, may be waived in whole or in part by the Debtor or Reorganized Debtor, subject to the approval of the Institutional Holders, without any notice to parties in interest or the Court and without a hearing. The failure to satisfy or waive any condition to the Consummation Date may be asserted by the Debtor or Reorganized Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or Reorganized Debtor). The failure of the Debtor or Reorganized Debtor to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

H.       EFFECTS OF CONFIRMATION

         1.       BINDING EFFECT

         The Plan will be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and Interests in the Debtor, their respective successors and assigns, including, but not limited to, the Reorganized Debtor, and all other parties-in-interest in this Chapter 11 Case.

         2.       DISCHARGE OF THE DEBTOR

         All consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties, and, except as otherwise provided in the Plan or in the Confirmation Order. Regardless of whether any property has been distributed or retained pursuant to the Plan on account of such Claims, upon the Consummation Date, the Debtor will be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the Consummation Date occurring.

         3.       PERMANENT INJUNCTION

         Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against, or Interests in, the Debtor will be permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and their respective properties and interests in property.

         4.       RELEASES

         The valuable consideration provided for in the Plan is in full satisfaction, settlement, release and discharge of all Claims against and Interests in the Debtor and its Estate. Effective as of the Confirmation Date, but subject to the occurrence of the Consummation Date, and except as otherwise provided in the Plan or the Confirmation Order, (i) the Debtor will be deemed to have released the officers and directors of the Debtor serving as of the Consummation Date, and (ii) all holders of Allowed Class 5 Senior Note Claims and Allowed Class 6 Equity Securities Interests will be deemed to have released the Debtor, its Estate, and, to the extent permitted by applicable law, the officers and directors of the Debtor serving as of the Consummation Date, from all Claims, obligations, rights, causes of action or liabilities which any such Person is, or may be, entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or before the Consummation Date in any way relating to the Debtor, this Chapter 11 Case, or the Plan.

                     VIII. CERTAIN FACTORS TO BE CONSIDERED

         Holders of Impaired Claims and Interests who are entitled to vote on the Plan should carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), before deciding whether to vote to accept or to reject the Plan. This information, however, should not be regarded as the only risks involved in connection with the Plan and its implementation.

A.       GENERAL CONDITIONS

         The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against, or Interests in, Eagle. Reorganization of Eagle's business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on Eagle's employees, and many of its customers, trade vendors, suppliers of goods and services and lessors.

B.       MAINTENANCE OF OPERATIONS AND POSTPETITION FINANCING

         The Debtor believes that commencement of the Chapter 11 Case should not materially adversely affect its relationships with its trade vendors, provided that the Debtor can demonstrate (i) sufficient liquidity to continue to operate its businesses and (ii) a likelihood of success for the Plan in a reasonably short time frame. The Debtor further believes that, together, its operating revenues and the proceeds of the DIP Facility will provide sufficient funds to finance its operations following the commencement of the Chapter 11 Case. Although the Debtor believes that it will have sufficient funds to meet its postpetition obligations and its obligations under the Plan, the failure of the Debtor to obtain sufficient funds to meet these obligations would pose serious risks to the Debtor's continued viability, and could preclude consummation of the Plan or any other recapitalization or reorganization.

         As described elsewhere in this Disclosure Statement, the Debtor has reached an agreement with Congress for a DIP Facility in the aggregate principal amount of $50 million. SEE "Financing During the Chapter 11 Case -- The DIP Facility." Congress also has committed to provide exit financing, conditioned upon confirmation and consummation of the Plan. The Debtor's inability to obtain confirmation of the Plan thus would jeopardize its continued access to a working capital credit line. Finally, it is possible that despite the Debtor's strong belief otherwise, the commencement of the Chapter 11 Case could materially adversely affect the relationships between the Debtor and the trade vendors. If such relationships were materially adversely affected, the working capital available to the Debtor could be rapidly depleted. This depletion, in turn, could adversely affect the Debtor's ability to obtain confirmation of the Plan.

C.       COMPETITION

         The retail supermarket business is highly competitive. The Debtor competes directly with national, regional and local chains as well as independent supermarkets, warehouse stores, membership warehouse clubs, supercenters, limited assortment stores, discount drug stores and convenience stores. The Debtor also competes with local food stores, specialty food stores (including bakeries, fish markets and butcher shops), restaurants and fast food chains. The principal competitive factors include store location, price, service, convenience, product quality and variety. The number and type of competitors vary by location, and the Debtor's competitive position varies according to the individual markets in which the Debtor operates.

         The Debtor's principal competitors operate under the trade names of Cub, Dominicks, Hy-Vee, Jewel Osco, Kmart, Kroger, Shop-N-Save, Target and Wal-Mart (Supercenters and Sam's Clubs). The Debtor's management believes that its principal competitive advantages are its value perception, the attractive Eagle Country Market store format, concentration in certain markets and expansion of service and product offerings. The Debtor is, and will continue to be, at a competitive disadvantage to some of its competitors because it has unionized associates. In addition, supercenters continue to open in markets served by the Debtor. Not only does this format add new grocery square footage to the market, but it offers traditional grocery products at low prices to attract customers to the location with the intent to draw them to the general merchandise side of the store. These new competitors operate at a significant cost advantage to supermarkets by using mostly part-time, non-union employees.

D.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       FAILURE TO CONFIRM THE PLAN

         Even if all of the Classes entitled to vote on the Plan vote to accept the Plan, the Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtor (SEE "Confirmation of the Plan -- Feasibility"), and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code (SEE "Confirmation of the Plan -- Best Interests Test"). Although the Debtor believes that the Plan will meet such tests, there can be no assurance that the Court will reach the same conclusion.

         2.       FAILURE TO CONSUMMATE THE PLAN

         Consummation of the Plan is conditioned upon, among other things, (a) entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtor ) to the Reorganized Debtor or its assignees and, (b) the negotiation and execution of
(i) the New Senior Notes Indenture, and (ii) the definitive agreement governing the New Senior Secured Facility. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Court, there can be no assurance that the Plan will be consummated.

E.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

         The Projections set forth in Exhibit E hereto cover the Debtor's operations through the period ending May 1, 2002. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or other similar claims, and other matters, many of which are beyond the control of the Reorganized Debtor and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtor's operations. These variations may be material and may adversely affect the ability of the Reorganized Debtor to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other post-Consummation Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

F.       RISKS ASSOCIATED WITH NEW SENIOR SECURED FACILITY

         The Debtor's operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. It is anticipated that the New Senior Secured Facility will provide credit availability of up to $50 million. That Facility will be secured by a first priority lien on the Debtor's inventory, subject only to the contractual subordination to SuperValu in such inventory. The Debtor anticipates that the New Senior Secured Facility would be used to (a) fund the Plan and (b) provide working capital. The maturity of the New Senior Secured Facility is contemplated as April 15, 2002 and it is expected to contain substantially the same terms and conditions as the Revolving Credit Facility. The parties continue to negotiate the terms of the New Senior Secured Facility, and there can be no assurances that the terms of such a Facility will not differ materially from the terms described herein.

         The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Consummation Date working capital financing will be met by projected operating cash flow and the New Senior Secured Facility. The proposed New Senior Secured Facility may contain certain conditions and covenants that the Debtor may not be able to meet, however. If the Debtor requires working capital greater than that provided by the New Senior Secured Facility, it may be required either to (a) seek to increase the availability under the New Senior Secured Facility, (b) obtain other sources of financing or (c) curtail operations. Some of the factors which may affect the amount of financing required to consummate the Plan include, without limitation, a delay in consummating the Plan and the Debtor's ability to reject leases and limit claims against the estate. The Debtor believes that the recapitalization to be accomplished through the Plan will facilitate the Debtor's ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtor. Moreover, there can be no assurance that the Debtor will be able to obtain an acceptable credit facility upon expiration of the New Senior Secured Facility.

G.       PAYMENT OF NEW SENIOR NOTES

         There can be no assurance that Eagle will generate sufficient cash from operations after the Consummation Date in order to enable Eagle to satisfy the New Senior Notes at maturity and, thus, the payment on such Notes at maturity may be dependent upon the ability of Reorganized Eagle to refinance the indebtedness under the New Senior Notes or to raise sufficient equity capital to make such payment.

H.       INSTITUTIONAL HOLDERS LOCK-UP AGREEMENTS

         The Plan is structured to implement the terms agreed to between the Debtor and certain Institutional Holders memorialized in the Lock-Up Agreements. Pursuant to the Lock-Up Agreements the holders of in excess of twenty-nine percent (29%) in the amount of Senior Note Claims have agreed, subject to the terms of the Lock-up Agreements, to vote for the Plan. Although the Debtor is in compliance with the Lock-up Agreements, any significant delay in the Chapter 11 process will [permit] the Institutional Holdings to withdraw their support for the Plan, and under such circumstances, acceptance of the Plan by Class 5 would be less likely. Accordingly, there can be no assurance that the Debtor's Plan will gain the favorable vote of Class 6.

I.       UNIMPAIRED CLAIMS

         The Plan provides that the only claims against the Debtor that are Impaired are the claims set forth in Classes 4, 5 and 6. All other claims against the Debtor are being left Unimpaired under the Plan. The Unimpaired Claims include, but are not limited to, certain claims of employees for severance/retirement obligations, contingent liabilities relating to indemnification, certain indemnification claims of current and former directors and officers assumed pursuant to the Plan, certain litigation claims, certain claims arising out of services rendered and goods sold and certain other contingent and unliquidated obligations. To the extent that such claims are required to be reflected on financial statements, the Debtor believes that its financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those set forth in the financial statements and projections. Moreover, many Unimpaired Claims are of an off-balance sheet nature and the Debtor's liability as to such claims cannot be and has not been estimated. Further, there are likely to be Unimpaired Claims that exist which the Debtor is not aware of at this time. The Debtor is taking no action in the Chapter 11 Case to estimate, disallow, liquidate or otherwise cap or quantify any Unimpaired Claims except with respect to those claims arising in connection with the rejection of certain nonresidential real property leases. The liability of the Debtor as to the Unimpaired Claims after their emergence from Chapter 11 will not have been reduced or otherwise affected by the Chapter 11 Case or the Plan. There can be no assurance that the Debtor's financial position and results of operations after emergence from Chapter 11 pursuant to the Plan could not be materially and adversely affected by the Unimpaired Claims.

J.       DIVIDENDS

         The Debtor does not anticipate that any dividends will be paid with respect to the Common Stock in the near term.

K.       AFFILIATE STATUS

         To the extend that persons deemed to be "underwriters" receive New Securities issued pursuant to the Plan, such persons do not receive the exemption from the securities laws under section 1145 of the Bankruptcy Code. Whether or not any particular person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan. Given the complex, subjective nature of the question of whether a particular person may be an underwriter, the Debtor makes no representations concerning the right of any person to trade in the New Securities to be transferred pursuant to the Plan. The Debtor recommends that holders of Claims receiving New Securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

         Persons that are "affiliates" of the Reorganized Debtor but not otherwise "underwriters" within the meaning of section 1145(b) of the Bankruptcy Code, may be able to sell the New Securities without registration, pursuant to the exemption from registration provided by Rule 144 under the Securities Act. Rule 144 permits "affiliates" of the issuer to sell, within any three-month period, the greater of one percent (1%) of the share or other units of the class outstanding, or the average weekly trading volume in such securities on all national securities exchanges or automated quotation systems, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

L.       CERTAIN LITIGATION RISKS

         As set forth in Article IV.H "Lucky Notice of Indemnification" and
Article V.B.2(c), Lucky has notified the Debtors that it has an unliquidated indemnification claim against the Debtor as a result of the Debtor's rejection of certain nonresidential real property leases. Although the Debtor believes that valid defenses exist to the indemnification claim asserted by Lucky, if the Debtor is unsuccessful in defending against Lucky's indemnification claim, which claim Lucky has asserted could have a material and adverse effect on the aggregate amount of Class 3 General Unsecured Claims or the post-consummation operations of the Debtor.

M.       CERTAIN TAX CONSIDERATIONS

         THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN THE SECTION OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND INTERESTS RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

             IX. SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         On the Distribution Date or as soon thereafter as practicable, the Reorganized Debtor will issue (i) the New Senior Notes and (ii) 10,939,048 shares of previously authorized, but unissued, Common Stock (referred to collectively in the Plan as the "New Securities"). The New Securities will be issued for distribution to the Indenture Trustee, for the ratable benefit of all holders of Allowed Class 5 Senior Notes Claims, in accordance with Article VI of the Plan.

         The following discussion summarizes the material provisions of the New Senior Notes and Common Stock, including references, where applicable, to the Amended Eagle Certificate of Incorporation and By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the New Senior Notes Indenture and Amended Eagle Certificate of Incorporation and By-laws.

A.       DESCRIPTION OF NEW SENIOR NOTES

         The principal terms of the New Senior Notes are set forth below. The following summary is qualified by reference to, and may be modified by, the form of New Senior Notes Indenture that will be included in the Plan Supplement as Exhibit C to the Plan.

ISSUER:                                  Eagle Food Centers, Inc. (the "Issuer")

SECURITY:                                11% Senior Notes
MATURITY:                                April 15, 2005
INTEREST RATE:                           11% per annum

REDUCTION IN PRINCIPAL AMOUNT:           $15 million in the aggregate (relative
                                         to the existing Senior Notes)

OPTIONAL REDEMPTION:                The Issuer may, at its option, redeem all or
                                    a portion of the New Senior Notes at a
                                    redemption price of 100% of the principal amount plus accrued interest to the applicable redemption date

COVENANTS:                          Substantially similar to covenants in
                                    existing Senior Notes, EXCEPT that the
                                    Issuer may complete sale-leaseback
                                    transactions with its existing owned stores and any new stores opened by the Issuer;
                                    PROVIDED, HOWEVER, that at least 25% of the proceeds of any sale-leaseback transaction must be used to reduce the principal amount outstanding of New Senior Notes

INTEREST PAYMENT:                   On the Distribution Date, or as soon
                                    thereafter as practicable, the Issuer shall make, as contemplated by this Agreement, a cash payment to the Noteholders for the accrued and unpaid interest under Old
                                    Indenture

CONSENT PAYMENT:                    None

EQUITY PARTICIPATION:               Up to 15% of the fully-diluted Common Stock
                                    of the Issuer, subject to the following
                                    conditions:

                                    -        If the Issuer is sold or the Senior
                                             Notes are redeemed prior to October
                                             15, 2001, the Issuer will be
                                             entitled to the return of 2/3 of
                                             the Common Stock previously
                                             distributed to the Indenture
                                             Trustee for the benefit of the
                                             Senior Note holders

                                    -        If the Issuer is sold or the Senior
                                             Notes are redeemed prior to October
                                             15, 2002, the Issuer will be
                                             entitled to the return of 1/3 of
                                             the Common Stock previously
                                             distributed to the Indenture
                                             Trustee for the benefit of the
                                             Senior Note holders

                                    -        If the Issuer is not sold and the
                                             Senior Notes are not redeemed prior
                                             to October 15, 2002, the Issuer
                                             will not be entitled to the return
                                             of any portion of the Common Stock
                                             previously distributed to the
                                             Indenture Trustee for the benefit
                                             of the Senior Note holders

RATING: Within 30 days of the Consummation Date, the Issuer will use its best efforts to cause the New Senior Notes to be rated either by Moody's Investor Service, Inc. or Standard and Poors.

OTHER CONDITIONS:                   Issuer to pay all professional fees incurred
                                    by Senior Note holders

B.       RESALE OF NEW SECURITIES OF THE REORGANIZED DEBTOR

         1.       REGISTRATION OF SECURITIES

         Under Section 1145(a) of the Bankruptcy Code, the issuance of the New Senior Notes and Common Stock to be distributed under the Plan in exchange for the Allowed Class 5 Senior Note Claims against the Debtor and the subsequent resale of such securities by entities that are not "underwriters" (as defined in Section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of Section 5 of the Securities Act of 1933. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     Section 1145(b)(1) of the Bankruptcy Code provides:

(b) (1) EXCEPT AS PROVIDED IN PARAGRAPH (2) OF THIS SUBSECTION AND EXCEPT WITH RESPECT TO ORDINARY TRADING TRANSACTIONS OF AN ENTITY THAT IS NOT AN ISSUER, AN ENTITY IS AN UNDERWRITER UNDER SECTION 2(11) OF THE SECURITIES ACT OF 1933, IF SUCH ENTITY --

         (A) PURCHASES A CLAIM AGAINST, INTEREST IN, OR CLAIM FOR AN ADMINISTRATIVE EXPENSE IN THE CASE CONCERNING, THE DEBTOR, IF SUCH PURCHASE IS WITH A VIEW TO DISTRIBUTION OF ANY SECURITY RECEIVED OR TO BE RECEIVED IN EXCHANGE FOR SUCH A CLAIM OR INTEREST;

         (B) OFFERS TO SELL SECURITIES OFFERED OR SOLD UNDER THE PLAN FOR THE HOLDERS OF SUCH SECURITIES;

         (C) OFFERS TO BUY SECURITIES OFFERED OR SOLD UNDER THE PLAN FROM THE HOLDERS OF SUCH SECURITIES, IF SUCH OFFER TO BUY IS --

              (I) WITH A VIEW TO DISTRIBUTION OF SUCH SECURITIES; AND

              (II)UNDER AN AGREEMENT MADE IN CONNECTION WITH THE PLAN, WITH THE
                  CONSUMMATION OF THE PLAN, OR WITH THE OFFER OR SALE OF SECURITIES UNDER THE PLAN; OR

     (D) IS AN ISSUER, AS USED IN SUCH SECTION 2(11), WITH RESPECT TO SUCH SECURITIES.

     (2) AN ENTITY IS NOT AN UNDERWRITER UNDER SECTION 2(11) OF THE SECURITIES ACT OF 1933 OR UNDER PARAGRAPH (1) OF THIS SUBSECTION WITH RESPECT TO AN AGREEMENT THAT PROVIDES ONLY FOR --

         (A) (I) THE MATCHING OR COMBINING OF FRACTIONAL INTERESTS IN SECURITIES OFFERED OR SOLD UNDER THE PLAN INTO WHOLE INTERESTS, OR

              (II)THE PURCHASE OR SALE OF SUCH FRACTIONAL INTERESTS FROM OR TO
                  ENTITIES RECEIVING SUCH FRACTIONAL INTERESTS UNDER THE PLAN;
                  OR

         (B) THE PURCHASE OR SALE FOR SUCH ENTITIES OF SUCH FRACTIONAL OR WHOLE INTERESTS AS ARE NECESSARY TO ADJUST FOR ANY REMAINING FRACTIONAL INTERESTS AFTER SUCH MATCHING.

     (3) AN ENTITY OTHER THAN AN ENTITY OF THE KIND SPECIFIED IN PARAGRAPH (1) OF THIS SUBSECTION IS NOT AN UNDERWRITER UNDER SECTION 2(11) OF THE SECURITIES ACT OF 1933 WITH RESPECT TO ANY SECURITIES OFFERED OR SOLD TO SUCH ENTITY IN THE MANNER SPECIFIED IN SUBSECTION (A)(1) OF THIS SECTION.

     (c) AN OFFER OR SALE OF SECURITIES OF THE KIND AND IN THE MANNER SPECIFIED UNDER SUBSECTION (A)(1) OF THIS SECTION IS DEEMED TO BE A PUBLIC OFFERING.

     (d) THE TRUST INDENTURE ACT OF 1939 DOES NOT APPLY TO A NOTE ISSUED UNDER THE PLAN THAT MATURES NOT LATER THAN ONE YEAR AFTER EFFECTIVE DATE OF THE PLAN.

         The Debtor has no present intention to register under section 12 of the Securities Exchange Act of 1934 the New Senior Notes to be distributed to holders of Allowed Class 5 Senior Note Claims on account of and in exchange for such Claims. The Common Stock to be distributed to the holders of such Claims is registered under section 12 of the Securities Exchange Act of 1934.

         2.       LACK OF ESTABLISHED MARKET FOR NEW SENIOR NOTES

         There may be certain restrictions on the ability of holders of New Senior Notes to sell, transfer, or otherwise freely dispose of such New Senior Notes received under the Plan if the holders are "issuers" or "dealers" under sections 2(11) and 2(12), respectively, of the Securities Act of 1933, or "underwriters," as defined in Section 1145(b) of the Bankruptcy Code. Moreover, the New Senior Notes will be issued under the Plan to holders of Allowed Class 5 Senior Note Claims, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market for the New Senior Notes may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Distribution Date until the market has had time to absorb these sales and to observe the post-Consummation Date performance of the Reorganized Debtor.

             X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED IN THE PLAN TO THE DEBTOR AND TO THE CREDITORS AND SHAREHOLDERS AND HOLDERS OF OTHER EQUITY SECURITIES OF THE DEBTOR. THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "IRC"), THE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT THE DEBTOR, ITS CREDITORS AND ITS EQUITY SECURITY HOLDERS.

         THE SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS OR INTERESTS SUBJECT TO SPECIAL TREATMENT UNDER THE IRC (FOR EXAMPLE, FOREIGNERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND OTHER HOLDERS WHOSE CLAIMS OR INTERESTS ARE NOT HELD AS CAPITAL ASSETS INCLUDING HOLDERS OF EQUITY SECURITIES RECEIVED IN CONNECTION WITH THE PERFORMANCE OF SERVICES) AND ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. ALSO, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 4 CLAIMS.

         IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS THE ENACTMENT OF ADDITIONAL TAX LEGISLATION, COURT DECISIONS OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "SERVICE") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS HERETOFORE BEEN OBTAINED BY THE DEBTOR WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR

         1.       CANCELLATION OF INDEBTEDNESS INCOME

         A taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have given rise to a deduction. Such amounts, however, are not included in income where the discharge of indebtedness is accomplished pursuant to a plan approved by the court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness that would otherwise have been required to be included in income will generally be applied to reduce certain tax attributes of the taxpayer in the following order: net operating loss carryovers ("NOLs"), general business credit carryovers, capital loss carryovers, the taxpayer's basis in property and foreign tax credit carryovers.

         Under the Plan, satisfaction of the Claims would give rise to discharge of indebtedness income to the Reorganized Debtor in an amount equal to the difference between (i) the sum of the adjusted issue prices of those Claims that constitute securities for federal income tax purposes and the amount of those Claims that do not so constitute securities and (ii) the sum of (a) the amount of Cash, if any, paid by the Reorganized Debtor in partial satisfaction of such Claims and (b) the issue price of any debt instrument and the fair market value of stock and other consideration issued in satisfaction of such Claims, except to the extent that the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amounts has not already been claimed.

         The Debtor estimates that as of June 1, 2000, the amount of its indebtedness that would be impaired under the Plan is approximately $107.5 million, and that the aggregate amount of consideration to be issued in satisfaction of such indebtedness is approximately $107.5 million as determined for federal income tax purposes based on the projected recoveries under the Plan, resulting in no discharge of indebtedness. The foregoing dollar figures assume that the fair market value of the Common Stock to be received by the holders of Senior Note Claims is $1.5 million and the issue price (I.E., the fair market value on the Consummation Date) of the New Senior Notes (provided that public trading occurs on an "established securities market") is $83.5 million. To the extent the fair market value of such Common Stock and the issue price of the New Senior Notes differs from $1.5 million and $83.5 million, respectively, the foregoing dollar figures must be adjusted accordingly. In addition, the appropriate valuation of the consideration to be paid, is subject to both legal and factual uncertainty (including issues relating to the proper classification of the securities to be issued, whether or not they are publicly traded and other factors discussed), and thus the amount of discharge of indebtedness could differ substantially from the amounts set forth above.

         Because the discharge, if any, will be accomplished pursuant to a plan approved by a court in a case under the Bankruptcy Code and affects certain accruals which have not been deducted in computing taxable income, the Reorganized Debtor would not be required to recognize income in respect of such discharge. Instead, the amount of such discharge (less the amount of discharged accruals which have not been deducted in computing taxable income), if any, would reduce tax attributes existing after the determination of the Reorganized Debtor's taxable income for the taxable year in which the discharge occurs.

         2.       AMOUNT AND UTILIZATION OF NET OPERATING LOSS CARRYFORWARDS

                  (a) General Limitation on Utilization of NOLs Following an Ownership Change

         Based on its tax returns as filed and its estimates for its fiscal year ended January 31, 2000 the Debtor believes that, as of January 31, 2000, it had approximately $28.6 million of NOLs on a consolidated federal income tax basis ("Consolidated NOLs"), all of which are separately allocable to the Debtor. The Debtor estimates that following consummation of the Plan (and application of the discharge of indebtedness rules discussed above), it will have Consolidated NOLs of approximately $27.4 million, all of which will be separately allocable to the Reorganized Debtor.

         In general, a corporation is permitted to carry forward an unutilized net operating loss for 15 years (20 years for such losses incurred in taxable years beginning after August 5, 1997) following the year in which the net operating loss is incurred and may use such NOLs to offset taxable income recognized in years prior to expiration of the NOLs. The expirations of the Debtor's NOL carryforwards occur in fiscal years 2010 through 2019.

         The Debtor does not expect that as a result of the issuance of Common Stock to holders of Allowed Class 5 Senior Note Claims pursuant to the Plan, the Debtor or any of its consolidated Subsidiaries will experience an "ownership change" as defined in Section 382(g) of the Tax Code. In general, an ownership change for these purposes occurs when the total percentage of stock (determined on the basis of value) of a corporation owned by one or more "5% shareholders" of the corporation has increased by more than 50 percentage points of the total amount of stock in the corporation over the lowest total of the percentage of such stock that was owned by such "5% shareholders" at any time during the applicable testing period. For these purposes, certain "public groups" of less-than 5% shareholders are treated as a single 5% shareholder. The testing period is generally the shorter of (i) three years or (ii) the period of time since the corporation's most recent prior ownership change.

         Section 382 of the Tax Code generally restricts a corporation's utilization of its NOLs after the corporation undergoes an ownership change by limiting the amount of income earned by the corporation after the ownership change that may be offset by the NOLs that arose prior to the ownership change to an annual amount equal to the equity value of the corporation on the Change Date multiplied by the "long term tax-exempt rate," currently 5.73% (the "Section 382 Limitation"). Where the general Section 382 Limitation applies, if the loss corporation does not continue its pre-ownership-change business enterprise for two years following the Change Date, its Section 382 Limitation will be zero (the "Continuity of Business Requirement").

                  (b)      The Bankruptcy Exception

         Notwithstanding an ownership change under Section 382(g) of the Tax Code, the Section 382 Limitation does not apply (unless the corporation elects for it to apply), where (i) immediately before the ownership change the corporation is under the jurisdiction of a court pursuant to Chapter 11 of the Bankruptcy Code, (ii) such ownership change results from the court-approved plan of reorganization and (iii) the post-reorganization stock ownership of the corporation satisfies certain conditions (the "Bankruptcy Exception"). The stock ownership condition requires that the stockholders and certain creditors of the corporation (described below), determined immediately before the ownership change, own (after such ownership change and as a result of being stockholders or creditors immediately before such change) in the aggregate, stock of the corporation having 50% or more of both the value and voting power of the total outstanding stock of the reorganized corporation. For purposes of the Bankruptcy Exception, stock received by creditors in satisfaction of their debt claims against the corporation will only be counted to the extent such creditors received such stock in satisfaction of (i) indebtedness held by such creditors for at least 18 months before the filing of the Chapter 11 petition with respect to the corporation or (ii) indebtedness which arose in the ordinary course of the trade or business of the corporation and which at all times has been held by such creditors. For purposes of determining whether the post-reorganization stock ownership requirements are met, the Reorganized Debtor generally must determine whether a creditor who becomes a 5% shareholder as a result of the reorganization held the debt for the requisite 18 months prior to the commencement of the Chapter 11 Case, and may rely on a written statement of the creditor, signed under penalties of perjury, to that effect. In general, absent actual knowledge to the contrary, the Reorganized Debtor may presume that a creditor that is not a 5% shareholder immediately after the ownership change held the debt for the 18-month period.

         As stated above, the Debtor does not expect that an ownership change will occur as a result of the confirmation of the Plan by the Court. In the event that such an ownership change were to occur, the Reorganized Debtor will evaluate whether to make the election to have the Section 382 Limitation apply in lieu of the Bankruptcy Exception, in the event that the post-Consummation Date stock ownership and other requirements of the Bankruptcy Exception should be met.

                  (c)      Reduction in NOLs Required by Bankruptcy Exception

         As stated above, in the event that an ownership change were to occur as a result of the confirmation of the Plan, the Reorganized Debtor's NOLs would not be subject to the Section 382 Limitation if the Bankruptcy Exception applies, but its NOLs nevertheless would be reduced by any interest deductions taken by the Debtor during the taxable year in which the Consummation Date occurs, on or before such date, and the three preceding taxable years with respect to indebtedness that was converted into, or exchanged for, stock pursuant to the Plan.

                  (d)      Risks of a Second Section 382(g) Ownership Change

         The Reorganized Debtor's NOLs and other tax attributes would be eliminated in their entirety if a second ownership change were to occur during the two-year period following an ownership change if such a change were to occur on the Consummation Date and the Bankruptcy Exception were to prevent the
Section 382 Limitation from applying to the Reorganized Debtor . Additionally, an ownership change that occurs after the two-year period following the Consummation Date would subject the Reorganized Debtor's utilization of its and its consolidated group's pre-Consummation Date NOLs to the general Section 382 Limitation, and could impair or essentially eliminate the use of NOLs and other tax attributes existing at the time of such second ownership change. There are no restrictions on the transferability of Common Stock to avoid an ownership change within the two years following the Consummation Date. Accordingly, holders of Claims should not depend upon the continued existence or utilization of the Debtor's Consolidated NOLs following consummation of the Plan.

         3. DEDUCTIONS OF ACCRUED INTEREST AND ORIGINAL ISSUE DISCOUNT BY THE REORGANIZED DEBTOR

         To the extent a portion of the consideration issued to creditors pursuant to the Plan is attributable to accrued and unpaid interest on their Claims, the Reorganized Debtor would be entitled to interest deductions in the amount of such accrued interest, to the extent the Debtor has not already deducted such amounts. Although the amount of consideration allocable to accrued interest where creditors are receiving less than the full principal amount of their claims is unclear under present law, the Debtor intends to allocate the full amount of the consideration transferred to creditors pursuant to the Plan first to the principal amount of such creditors' Claims and only thereafter to accrued interest on such creditors' Claims. The applicable high yield discount obligation ("AHYDO") rules of sections 163(e)(5) and 163(i) of the Tax Code are not expected to affect the Reorganized Debtor's ability to deduct interest payments made on the New Senior Notes. If the AHYDO were to apply, the Reorganized Debtor would not be entitled to deduct a portion of the original issue discount accruing on the New Senior Notes and would be allowed to deduct the remainder of the original issue discount only when paid. The AHYDO rules apply to debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" and have "significant original issue discount." Because the amount of original issue discount, if any, and the yield to maturity will be determined at the time that a New Senior Note is issued, it is not possible to determine the precise effect of the AHYDO rules were those rules to apply. However, the Debtor does not believe that the AHYDO rules should materially adversely affect the Reorganized Debtor. Moreover, if the AHYDO rules were to apply to a New Senior Note, a corporate holder would be treated as receiving dividend income (to the extent of the Reorganized Debtor's current and accumulated earnings and profits) solely for purposes of the dividends received deduction, with respect to that portion of the original issue discount for which the Reorganized Debtor is denied a deduction.

         4.       TAX CLASSIFICATION OF THE NEW SENIOR NOTES

         The Debtor intends to take the position that the New Senior Notes are debt for Federal income tax purposes. Accordingly, the Debtor intends to (i) measure its discharge of indebtedness income with respect to the Senior Note Claims by reference to the issue price of the New Senior Notes and (ii) deduct as interest and report to holders as interest original issue discount as it accrues on the New Senior Notes (except to the extent the AHYDO rules, as discussed above, were to apply). The Debtor expects that the New Senior Notes will be "traded on an established securities market" within the meaning of
Section 1273 of the Tax Code and applicable Treasury Regulations, and accordingly, that their "issue price" will be their fair market value determined as of the Consummation Date.

         5.       ALTERNATIVE MINIMUM TAX

         For purposes of computing the Reorganized Debtor's regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the Tax Code). Although all of the Reorganized Debtor's regular tax liability for a given year may be reduced to zero by virtue of its NOLs, in any given year, the Reorganized Debtor may be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Tax Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance to the Reorganized Debtor is that in calculating AMTI, only 90% of a corporation's AMTI may be offset by net operating loss carryovers (as computed for these purposes). Thus, in any year for which the Reorganized Debtor may be subject to the AMT, any AMTI recognized would be taxable at an effective rate of 2% (I.E., 10% of the 20% AMT tax rate), even if the Reorganized had sufficient AMTI NOLs otherwise to completely eliminate its AMTI.

B.       FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

         1. CLASS 1 CLAIMS: OTHER PRIORITY CLAIMS; CLASS 2 CLAIMS: OTHER SECURED CLAIMS; CLASS 3 CLAIMS: GENERAL UNSECURED CLAIMS

         On the exchange of its Claim for cash or property, each holder of a Class 1, 2, or 3 Claim will recognize gain or loss measured by the difference between the amount realized on the exchange and its tax basis in such Claim. The amount realized will be equal to the aggregate fair market value of the cash and/or property received to the extent not allocable to interest. (SEE "Federal Income Tax Consequences to the Debtor -- Deductions of Accrued Interest and Original Issue Discount by the Reorganized Debtor.") The character and taxation of any recognized gain or loss will depend on the status of the creditor, the nature of the Claim in its hands and its holding period. To the extent a creditor receives property constituting a new obligation which, under section 1001 of the IRC and the Treasury Regulations thereunder, does not differ materially in kind or extent from such creditor's Claim, such new obligation should be treated as a continuation of such Claim. As a result, to the extent such new obligation is treated as a continuation of such Claim, there should be no federal income tax consequences to such creditor. Each creditor should consult with its own tax advisors regarding the consequences to it of receiving cash or property, including a new obligation, in exchange in whole or in part for its Claim.

         2.       CLASS 5 CLAIMS: SENIOR NOTE CLAIMS

                  (a)      General

         The federal income tax consequences of the implementation of the Plan to a Class 5 creditor receiving the Class 5 Cash, New Senior Notes and Common Stock under the Plan will depend primarily on a number of factors, including whether the exchanged Senior Note Claim is an obligation that constitutes a "security" for federal income tax purposes (a "Tax Security"), and, if a Senior Note Claim constitutes a Tax Security, on whether the New Senior Notes constitute Tax Securities and whether any of the Senior Note Claims, or the New Senior Notes are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules. The term "security" is not defined in the Tax Code or the Treasury Regulations. Whether a Senior Note Claim constitutes a Tax Security is based on the facts and circumstances surrounding the origin and nature of the Senior Note Claim, and its respective maturity date. Generally, stock, and bonds or debentures with an original term of at least ten years, have been considered to be Tax Securities. In contrast, instruments with terms of five years or less rarely qualify as Tax Securities. The Debtor believes that it is likely, although not entirely free from doubt, that the Senior Notes should be treated as Tax Securities, and intends to take the position that the New Senior Notes are Tax Securities for federal income tax purposes.

         The exchange of Senior Note Claims for Class 5 Cash, New Senior Notes and Common Stock should constitute a recapitalization pursuant to a plan of reorganization within the meaning of Section 368(a)(1)(E) of the Tax Code. Accordingly, under current law (i) no gain (except as discussed below) or loss should be recognized by holders of Senior Note Claims pursuant to the Plan, (ii) except to the extent, if any, such Class 5 Cash or securities are treated as received in satisfaction of interest accrued on such creditor's Claim after the beginning of such creditor's holding period ("accrued interest") (SEE "Accrued Interest on Senior Note Claims," below), holders of Senior Note Claims should allocate their respective basis in such Claims as follows: (x) decrease such basis by the amount of Class 5 Cash received (other than the amount of Class 5 Cash attributable to accrued interest), (y) increase such basis by the amount of gain, if any, to be recognized as described below and (z) allocate such basis as adjusted among the New Senior Notes and Common Stock received based on the relative fair market value of such securities, and (iii) holders of Senior Note Claims should have tax holding periods for the New Senior Notes and Common Stock received in exchange for their Claims (except to the extent such securities are attributable to accrued interest) that include their respective tax holding periods for such Claims. The holders of Senior Notes Claims generally would recognize gain with respect to the exchange equal to the lesser of (X) their realized gain on the exchange (I.E., the sum of the Class 5 Cash received plus the fair market value of the Common Stock received PLUS the issue price of the New Senior Notes received (except to the extent such Class 5 Cash or securities are attributable to accrued interest), LESS the holder's tax basis in such Claims) and (Y) the Class 5 Cash received (except to the extent such Class 5 Cash are attributable to accrued interest). Although there can be no assurance, the Debtor intends to take the position that all the Common Stock (including Common Stock held by the Indenture Trustee) will be treated as received by the holders of Senior Note Claims in the recapitalization.

                  (b)      Accrued Interest on Senior Note Claims

         As discussed above, the manner in which consideration is to be allocated between accrued unpaid interest and principal of the Senior Note Claims for federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, the Debtor intends to take the position that $5.5 of the consideration distributed to holders of Senior Note Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Senior Note Claims. SEE "Federal Income Tax Consequences to The Debtor -- Deduction of Accrued Interest and Original Issue Discount by The Reorganized Debtor," above.

         A holder of a Senior Note Claim that previously included in income accrued but unpaid interest attributable to its Senior Note Claim should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration received by the holder that is attributable to accrued interest for federal income tax purposes. To the extent a holder of a Senior Note Claim did not previously include in income accrued but unpaid interest attributable to its Senior Note Claim, any portion of the consideration received that is allocable to accrued but unpaid interest should be recognized as ordinary income, regardless of whether the holder realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized.

         Notwithstanding the general discussion above, the basis of a holder of a Senior Note Claim in New Senior Notes or Common Stock, as the case may be, treated as received in satisfaction of accrued interest on the Senior Note Claims, if any, should be equal to the amount of interest income treated as satisfied by the receipt of such instruments. Additionally, a creditor's tax holding period in such stock or notes, as the case may be, should begin on the day following the date on which it has a right to receive such securities. To the extent a creditor is treated as receiving stock or new securities in exchange for accrued interest on its Claim, absent an express allocation, it is unclear which of the Common Stock or New Senior Notes, as the case may be, would be treated as satisfying any such accrued interest.

                  (c)      Accrual of Interest on the New Senior Notes

         As discussed above, it is not clear whether all the Common Stock held by the Indenture Trustee will be treated as received by the holders of Senior Note Claims. If the Common Stock held by the Indenture Trustee is treated as having been received by the holders of Senior Note Claims at the confirmation of the Plan, the New Senior Notes will not be treated as debt instruments subject to the special regulations governing contingent payment debt instruments.

         The New Senior Notes should be treated as issued with original issue discount to the extent their "stated redemption price at maturity" exceeds their "issue price" by more than a de minimis amount. An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest" (defined generally as interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of periods between payments). Payments of interest on the New Senior Notes should constitute qualified stated interest. Accordingly, the stated redemption price at maturity of the New Senior Notes should equal their stated principal amount. In addition, all interest on the New Senior Notes will be accounted for under the method of accounting normally utilized by a holder of a Senior Note Claim to compute its taxable income.

         The determination of the "issue price" of the New Senior Notes depends on whether either the Senior Note Claims or the New Senior Notes are "traded on an established securities market" for purposes of the original issue discount rules. Although the matter is not free from doubt, the Debtor believes that the issue price of the New Senior Notes would be determined by reference to the rules applicable to debt that is traded on an established securities market or is issued in exchange for property traded on an established securities market. Accordingly, the issue price of the New Senior Notes generally would be their fair market value immediately following their issuance.

         A holder of New Senior Notes would be required to include such original issue discount, if any, in taxable income as it accrues using a constant yield to maturity method, by allocating to each day during the taxable year in which the holder holds the New Senior Note a PRO RATA portion of the original issue discount on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the original issue discount which is attributable to each full accrual period will be (x) the product of the "adjusted issue price" at the beginning of such accrual period multiplied by the "yield to maturity" of the debt instrument less (y) the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price is the issue price of a debt instrument increased by the accrued original issue discount for all prior accrual periods and decreased by certain payments (other than payments of qualified stated interest) made by the issuer to the holder. The yield to maturity is the discount rate, which when applied to all payments under a debt instrument (including payments of qualified stated interest) results in a present value equal to the issue price. As a consequence, if the New Senior Notes are issued with original issue discount, a holder of New Senior Notes generally would be required to include amounts of original issue discount in its taxable income in advance of the receipt of cash attributable thereto.

         The Debtor may determine that the New Senior Notes are to be treated as debt instruments subject to the regulations governing contingent payments because under certain circumstances the Common Stock held by the Indenture Trustee may be returned to the Reorganized Debtor and not ultimately distributed to the holders of Senior Note Claims. Under the regulations governing contingent payments, interest accruals on the New Senior Notes would be computed by setting up a projected payment schedule as of the issue date based on the hypothetical yield of a comparable fixed rate debt instrument of the Reorganized Debtor (a debt instrument without any contingent payments) and applying the original issue discount rules according to that payment schedule. The payment schedule generally consists of all fixed payments on the debt and a projected amount for each contingent payment. If the actual amount of a contingent payment is not equal to the projected amount, appropriate adjustments are made to reflect the difference. The Debtor will provide such a projected payment schedule and the associated comparable fixed rate yield in the event that it determines that the regulations governing contingent payments apply to the New Senior Notes. The tax basis of Common Stock received as a contingent payment will be the fair market value of such stock on its date of receipt.

                  (d) Sale, Exchange or Redemption of Common Stock and New Senior Notes

         The sale or exchange of Common Stock generally should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such Common Stock. Depending upon the circumstances, a redemption by the Reorganized Debtor of Common Stock may result in capital gain or loss to the holder of such stock, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of the Reorganized Debtor's earnings and profits at the time of the redemption. Although the issue is not free from doubt, if the New Senior Notes are not treated as debt instruments subject to the regulations governing contingent payments, a holder of a New Senior Note should add its tax basis in shares of Common Stock that are returned to the Reorganized Debtor by the Indenture to Trustee the tax basis of the Common Stock actually received by such holder.

         In general, if the New Senior Notes are not treated as debt instruments subject to the regulations governing contingent payments, the sale, exchange or redemption of the New Senior Notes would result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Senior Notes. If subject to the regulations governing contingent payments, any gain on the sale, exchange or redemption of the New Senior Notes will be ordinary interest income. Any loss will be ordinary loss to the extent of the interest previously included in income with respect to the New Senior Note and, thereafter, capital loss.

         If, contrary to the Debtor's intended reporting position, the New Senior Notes are classified as equity, the sale or exchange of the New Senior Notes generally should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Senior Notes. Depending upon the circumstances, a redemption by the Reorganized Debtor of New Senior Notes may result in capital gain or loss to the holder of such notes, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of the Reorganized Debtor's earnings and profits at the time of the redemption.

          XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtor believes that the Plan affords holders of Claims against and Interests in the Debtor the potential for the greatest realization on the Debtor's assets and, therefore, is in the best interests of such holders. If, however, the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization, or
(b) liquidation of the Debtor under Chapter 7 or 11 of the Bankruptcy Code.

A.       ALTERNATIVE PLAN(S)

         If the Plan is not confirmed, the Debtor (or, if the Debtor's exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtor's businesses or an orderly liquidation of assets.

         With respect to an alternative plan, the Debtor has explored various other alternatives in connection with the negotiation process involved in the formulation and development of the Plan. The Debtor believes that the Plan, as described herein, is the result of extensive negotiations between the Debtor and various creditor constituencies, enables Creditors and Interest holders to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor's assets for distribution to creditors in accordance with the priorities specified by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         The Debtor believes that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtor's Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtor's assets.

         The Debtor also could be liquidated pursuant to the provisions of a Chapter 11 plan of liquidation. In a liquidation under Chapter 11, the Debtor's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims or Interests under a Chapter 11 liquidation plan probably would be delayed substantially.

         Although preferable to a Chapter 7 liquidation, the Debtor believes that any alternative liquidation under Chapter 11 is a much less attractive alternative than the Plan to holders of Claims against and Interests in the Debtor, because the greater return the Debtor anticipates is provided by the Plan. THE DEBTOR BELIEVES THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS, INTEREST HOLDERS, AND EMPLOYEES THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

         The Liquidation Analysis prepared by Debtor is premised upon a liquidation in a Chapter 7 case and is annexed to this Disclosure Statement as Exhibit D. In the analysis, the Debtor has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests. Based on this analysis, it is likely that a liquidation of the Debtor's assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtor, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and Interests as great a realization potential as does the Plan

                            XII. VOTING REQUIREMENTS

         On April 17, 2000, the Court signed an order (the "Disclosure Statement Order") approving this Disclosure Statement, setting voting procedures, scheduling the hearing on confirmation of the Plan, and approving the notice of the confirmation hearing and certain related matters (the "Confirmation Hearing Notice"). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. It sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Confirmation Hearing Notice and the instructions attached to the Ballot, if any, accompanying this Disclosure Statement should be read in connection with this section of this Disclosure Statement.

         If you have any questions about the Voting procedure for voting your Claim or the packet of material you received, please contact the Voting Agent:

                     Logan & Company, Inc.
                     546 Valley Road
                     Upper Montclair, New Jersey  07043
                     Att'n:  Kate Logan
                     Telephone:  (973) 509-3190
                     Att'n:  Eagle Food Centers, Inc.

         If you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d), please contact the Voting Agent.

A.       SPECIAL NOTE FOR HOLDERS OF SECURITIES

         The record date for determining which holders of Senior Notes and Common Stock (together, "Securities") are entitled to vote on the Plan is April 12, 2000. The Indenture Trustee for the Senior Notes WILL NOT vote on behalf of the holders of such Senior Notes. Holders must submit their own Ballots.

         1.       BENEFICIAL OWNERS OF SECURITIES

                  (a) Any beneficial owner holding Securities as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, stamped envelope.

                  (b) Any beneficial owner holding Securities in "street name" through a brokerage firm, bank, trust company, agent, proxy intermediary, or other nominee (a "Nominee") should vote on the Plan by one of the following two methods:

                           (1) Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, stamped envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

                           (2) Complete and sign the Pre-Validated Ballot (as defined below) provided to you by your Nominee. Return the Pre-Validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

         Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent a master ballot (the "Master Ballot") that reflects the vote of such beneficial owner.

         If any beneficial owner owns Securities through more than one Nominee, such beneficial owner may receive multiple mailings containing the Ballots. Each such beneficial owner should execute a separate Ballot for each block of Securities that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Securities held through more than one Nominee must indicate on each Ballot the names of ALL such other Nominees and the additional amounts of such Securities so held and voted. If a beneficial owner holds a portion of its Securities through a Nominee and another portion as a record holder, such owner should follow the procedures described in subparagraph (a) above to vote the portion held of record and the procedures described in subparagraph (b) above to vote the portion held through a Nominee or Nominees.

         2.       BANKS, BROKERAGES, AND OTHER NOMINEES

         An entity (other than a beneficial owner) that is the registered holder of Securities should vote on behalf of the beneficial owners of such Securities by (i) immediately distributing a copy of the Disclosure Statement and accompanying materials, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds such Securities, (ii) collecting completed Ballots from its beneficial owners, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots so collected, and (iv) transmitting such Master Ballot to the Voting Agent on or before the Voting Deadline. Such entity may also pre-validate a ballot by completing all information to be entered on the Ballot (the "Pre-Validated Ballot") and forwarding the Pre-Validated Ballot to the beneficial owner for voting. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

B.       FIDUCIARIES AND OTHER REPRESENTATIVES

         If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

         UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL NOT BE COUNTED.

C.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the Plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the Plan. If a claim or interest is not impaired by the Plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests do not actually vote on the Plan.

         Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Court, pursuant to Fed. R. Bankr. P. 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Court deems proper for the purpose of accepting or rejecting the Plan. The procedures for seeking such temporary allowance are set forth in the Disclosure Statement Order. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

         A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.       CLASSES IMPAIRED UNDER THE PLAN

         The following Classes of Claims and Interests are Impaired under the Plan and are entitled to vote on the Plan: Class 4 Lender Secured Claims; Class 5 Senior Note Claims; and Class 6 Equity Securities Interests. All other Classes of Claims are not Impaired under the Plan, are deemed, under section 1126(f) of the Bankruptcy Code, to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan. Acceptances of the Plan are being solicited only from those who hold Claims or Interests in an Impaired Class whose members will receive a distribution under the Plan.

               PLEASE SEE THE ATTACHED DISCLOSURE STATEMENT ORDER
             FOR OTHER PROVISIONS CONCERNING SOLICITATION AND VOTING

                     XIII. FINANCIAL ADVISORS; VOTING AGENT

         Pursuant to a letter agreement dated as of July 9, 1999 and amended February 25, 2000 (the "Engagement Letter"), the Debtor engaged Jefferies to act as the Debtor's financial advisor in connection with the restructuring of certain of the Debtor's debt and equity securities, including the Chapter 11 Case and the Plan. In consideration of the services rendered by Jefferies as exclusive financial advisor for the Debtor, the Debtor will pay or cause to be paid to Jefferies in cash a fee that is not less than 1.3% of the face amount of the Old Securities (as that term is defined in the Engagement Letter) being restructured. Pursuant to the Engagement Letter, if the pre-negotiated Plan is confirmed and consummated, the fees payable to Jefferies are deemed to have been earned upon the earlier to occur of (i) approval of the Debtor's board of directors of the Debtor's Chapter 11 filing or (ii) the date on which holders of at least 10% of the Senior Notes have agreed to vote in favor of the Plan. In any event, Jefferies agreed to provide such additional services as are reasonably necessary (including testimony) to confirm and consummate the pre-negotiated plan for a period not to exceed four months from the date of the filing of the Debtor's Chapter 11 petition without charge. Accordingly, the Debtor did not seek to retain Jefferies, but will pay Jefferies $1.3 million pursuant to the Engagement Letter upon consummation of the Plan.

         The Debtor also retained Logan & Company, Inc. to serve as the Voting Agent in connection with the Solicitation of votes to accept or reject the Plan. The Debtor will pay the Voting Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for its reasonable out-of-pocket disbursements. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by the Debtor for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but will not otherwise be compensated for their services. The Debtor also will pay any other fees and expenses attributable to the Solicitation.

                       XIV. CONCLUSION AND RECOMMENDATION

                  The Debtor believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of Claims against and Interests in the Debtor. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. Consequently, the Debtor urges all holders of Impaired Claims and Interests to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m., Eastern Time, on May 12, 2000.

Dated:   Wilmington, Delaware
         April 17, 2000

                                            EAGLE FOOD CENTERS, INC.

                                            By: /s/ S. PATRIC PLUMLEY
                                                -------------------------------
                                            Name:     S. Patric Plumley
                                            Title:    Chief Financial Officer

SKADDEN, ARPS, SLATE,
     MEAGHER & FLOM LLP
Attorneys for Eagle Food Centers, Inc.

Jay M. Goffman
Lawrence V. Gelber
Cheri L. Hoff
Four Times Square
New York, New York 10036-6522
(212) 735-3000

     -and-

 /s/ GREGG M. GALARDI
----------------------------------------
Gregg M. Galardi (I.D. No. 2991)
David R. Hurst (I.D. No. 3743)
Patricia A. Widdoss (I.D. No. 3786)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

                                    EXHIBIT A

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

          FIRST AMENDED REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.


                      ATTACHED TO THIS REPORT AS EXHIBIT 2.1

                                    EXHIBIT B

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

                           DISCLOSURE STATEMENT ORDER

                                    EXHIBIT C

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

                               LIST OF PROPERTIES

     Store Number      Properties

         003           317 North Naperville Rd., Bolingbrook, IL 60440
         034           1176 South Randall Road, Geneva, IL 60134
         071           2300 Illinois Route 59, Plainfiel, IL 60544
         242           1729 West Golf Road, Mount Prospect, IL 60056
         244           2939 16th Avenue S.W., Cedar Rapids, IA 52404
         247           625 West Golf Road, Hoffman Estates. IL 60172
         256           120 North Parkway Drive, Pekin, IL 61554
         292           1221 East Sibley Blvd., Dolton, IL 60119
         308           4411 North Cumberland, Norridge, IL 60656
         952           435 34th Avenue, Rock Island, IL 61201
         952A          437 34th Avenue, Rock Island, IL 61201
         078           819 Bloomington Road, Champaign, IL 61820
         087           JFK Drive, Rte. #25, Carpentersville, IL 60110
         088           1508 North Cunningham Avenue, Urbana, IL 61801
         106           8115 North Knoxville Road, Peoria, IL 61615
         121           5960 Highway #6, Portage, IN 46368
         287           5824 Council Street N.E., Cedar Rapids, IA 52402
         294           1141 South Milwaukee Avenue, Libertyville, IL 60048
         310           8630 South Harlem Avenue, Bridgeview, IL 60455
         324           15102 Lgrange Road, Orlando Park, IL 60462
         329           2213 2nd Street, Coalville, IA 52241
        331B, G        8901 Milwaukee Avenue, Niles, IL 60648
         021           U.S. Hwy. 20 West Freeport, IL 61032
         029           Hwy. #132, Box 356, Lindenhurst, IL 60046
         066           350 McHenry Road, Buffalo Grove, IL 60089

    Store Number       Properties

        079            1055 West 37th Avenue, Hobart, IN 46342
        282            3527 West Harmon Hwy., Bellevue, IL 61604
        319            230 West First Street, Cedar Falls, IA 50613
        014            2015 63rd Street, Downers Grove, IL 60516 I
        146            2390 West Station Street, Kankakee, IL 60901
        285            2850 11th Street, Bettenford, IA 52722
        286            125 South Soangetaha Road, Galesburg, IL 61401
        006            5175 East Riverside Blvd., Rockford, IL 61114
        019            901 Meacham Road, Elk Grove Village, IL 60007
        022            4050 W. 113th Street, Country Club Hills, IL 60478
        023            8631 West 95th Street, Hickory Hills, IL 60457
        027            1815 Lincolnway, Clinton, IA 52732
        084            1011 E. U.S. Highway #20, Michigan City, IN 46360
        085            3635 U.S. Route #36 East, Decatur, IL 62521
        133B, G        106 19th Avenue, Moline, IL 61265
        145            400 Rollins Road, Round Lake Beach, IL 60073
        246            1401 West Glen Avenue, Peoria, IL 61614
        261            306 South McClean Boulevard, Elgin, IL 60123
        262            1520 Theodore, Crest Hill, IL 60435
        291            805 West 57th Avenue, Merrillville, IN 46410
        296            2500 East Washington Street, East Peoria, IL 61611
        303            1120 North 6th Street, Monmouth, IL 61462
        304            1501 North Bowman Avenue, Danville, IL 61832
        323            2711 Sangamon Avenue, Springfield, IL 62702
        326            3015 North Calumet Avenue, Valparaiso, IN 46383

                                    EXHIBIT D

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

                              LIQUIDATION ANALYSIS

                             EAGLE FOOD CENTERS, INC.

                              Liquidation Analysis
                               as of March 4, 2000
                                 (in thousands)


This liquidation analysis (the "Analysis") has been prepared assuming that the Debtor's chapter 11 case would be converted on March 4, 2000 (the "Conversion Date"), and that the Debtor's remaining assets would be liquidated within six months of the Conversion Date, at which time the chapter 7 trustee would make a distribution of the available proceeds in accordance with the absolute priority rules of the Bankruptcy Code. Finally, the Analysis assumes that any avoidance actions filed by the chapter 7 trustee would be unsuccessful, that all attempts to surcharge or subordinate the interest and/or collateral of the secure creditors would be unsuccessful, and that there would not be any substantial recovery on account of pending litigation with respect to litigation claims known by Eagle Food Centers, Inc. There can be no assurance that the assumptions disclosed herein would actually occur and neither Eagle Food Centers, Inc. nor its principal advisors make any representation or warranty that the actual results would or would not approximate the assumptions contained herein.

                             EAGLE FOOD CENTERS, INC.

                              Liquidation Analysis
                               as of March 4,2000
                                 (in thousands)

                                                                                                                 Range of
                                                                                            Balance             Estimated
                                                                             Note            Sheet              Recoveries
                                                                          References        Amounts            (unaudited)
                                                                          ----------        -------            -----------
                                                                                                               From        To
I.       Liquidation Value of Assets:
         Cash and Equivalents                                                  1        $     15.4       $     15.4  $     15.4
         Receivables                                                           2              13.4             10.7        10.7
         Inventories                                                           3              72.3             40.1        54.1
         Prepaid Expenses                                                      4               2.9              2.6         2.6
         Property & Equipment                                                  5              93.0             30.0        63.0
         Deferred Debt Issuance Cost                                           6               0.6              0.0         0.0
         Other Assets                                                          7              15.0              0.0         0.0
         ------------                                                          -        ----------       ----------  ----------

         Gross Proceeds                                                                                  $     98.8  $    145.8

         Costs Associated with Liquidation:                                    8
         Administration                                                                                  $      4.0  $      6.0
         Chapter 7 Professional Fees                                                                            1.2         1.8
         Chapter 7 Trustee                                                                                      3.0         4.4
                                                                                                         ----------  ----------
         Total Costs of Liquidation                                                                             8.2        12.2

         Net Estimated Liquidation Proceeds Available for

         Distribution                                                                                    $     90.6  $    133.6

II.      Recoveries by DIP Lender Banks                                        9

         DIP Facility Borrowings                                                                         $      0.0  $      0.0

         Total DIP Lender Claims                                                                                0.0         0.0

III.     Secured Creditor Claims                                              10
         Congress Financial                                                                              $      2.0  $      2.0
         SuperValu Holdings                                                                                     0.5         0.5
         Navistar                                                                                               0.8         0.8
                                                                                                         ----------  ----------

         Total Secured Claims                                                                            $      3.3  $      3.3

         Proceeds Available for Secured Creditors                                                              90.6       133.6
         Percentage Recovery                                                                                  100%        100%



                                                                                                                 Range of
                                                                                            Balance             Estimated
                                                                             Note            Sheet              Recoveries
                                                                          References        Amounts            (unaudited)
                                                                          ----------        -------            -----------
                                                                                                               From        To

IV.      Recoveries by Chapter 11 Administrative Claimants                    11

         Trade Payables and Accrued Expenses                                                             $     29.2  $     29.2
         Employee Related Costs                                                                                14.0        14.0
         Professional Fees                                                                                      1.0         1.0
                                                                                                         ----------  ----------

         Total Chapter 11 Administrative Claims                                                          $     44.2  $     44.2

         Proceeds Available for Chapter 11 Administrative Claims                                         $     87.3  $    130.3
         Percentage Recovery                                                                                    100%        100%

V.       Recoveries by Chapter 11 Tax Claimant                                12

         Tax Claims                                                                                      $      1.4  $      1.4

         Proceeds Available for Chapter 11 Tax Claims                                                    $     43.1  $     86.1
         Percentage Recovery                                                                                    100%        100%

VI.      Recoveries by Unsecured Creditors                                    13

         Executory Contract Rejection Claims                                                             $     15.0  $    150.0
         Senior Subordinated Notes                                                                            103.4       103.4
         Other Unsecured Liabilities                                                                            9.3         9.3
                                                                                                         ----------  ----------

         Total Unsecured Creditors' Claims                                                               $    132.7  $    262.7

         Proceeds Available for Unsecured Creditors                                                      $     41.7  $     84.7
         Percentage Recovery                                                                                     16%         64%

VII.     Recoveries to Equity Security Holders                                14

         Proceeds Available                                                                              $      0.0         -
         Percentage Recovery                                                                                      0%


                             EAGLE FOOD CENTERS, INC.

                     NOTE REFERENCES TO LIQUIDATION ANALYSIS
                               as of Match 4, 2000

On February 29, 2000, Eagle Food Canters. Inc. ('"Eagle" or the "Debtor"), filed a voluntary petition for relief under Chapter 11 of the United Starts Bankruptcy Code (the "Code"). Under the provisions of the Code, the Debtor is operating its business as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Court"). Claims of creditors as of the date of the filing are subject to settlement under the amended plan of reorganization (the "Plan") which was filed by the Debtor. The Plan will require confirmation by the Court.

The accompanying compilation of net liquidation proceeds has been prepared to estimate the recovery percentage that the Debtor expects creditors would receive if a liquidation were to occur. The compilation sets forth conditions known to exist as of March 4, 2000, and does not give consideration to the potential effect of ongoing operations that have occurred subsequent to March 4, 2000. The costs of preservation, collection and disposal of the Debtor's remaining assets are estimated to be incurred for no longer than 6 months after the Conversion Date and to decrease over time.

The Analysis is based upon assumptions concerning events that might occur if the Debtor were liquidated, with all parties in interest agreeing to expedient liquidation. The assumptions disclosed herein are significant and are key factors upon which the liquidation results depend. Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur. Therefore, the actual results achieved may vary significantly from the estimated outcome. An estimate of liquidation values has been presented to account for varying assumptions.

In estimating liquidation values, and unless otherwise stated, the Debtor assumed that on the Conversion Date it would close all stores and begin the process of an orderly liquidation of its property, including the equipment, fixtures and inventory at its stores and warehouse. Additionally, the Debtor assumed that all leases of nonresidential real property would be rejected and that the Debtor would be liable to pay rejection damages on the leases in the full amount of the "cap" set forth in Section 502(b)(6) of the Bankruptcy Code. Thus, to the extent that the Debtor were able to sell, assume and assign nonresidential real property leases, the proceeds of such sales would increase the amount of proceeds available for distribution to creditors and reduce the aggregate amount of general unsecured claims.

The following note references relate to the liquidation values available for creditors:

1. "Cash and Equivalents" represents the amounts of cash remaining as of the Conversion Date pursuant to the Debtor's financial records. The cash balance as of March 4, 2000 ($15.4 million) reflects the cash balance that would exist after deducting the amount of outstanding checks ($11.2 million).

2. "Receivables" consist primarily of vendor debt balances resulting from merchandise returns, chargebacks and other account payable receivables, reduced for estimated uncollectibles.

3. "Inventories" consists of a physical count of perishable inventories, book inventories for nonperishable inventories and perpetual inventory for warehouse inventory. The liquidation value of $40.1 million the Inventories assume a 50% recovery with respect to store level inventories, 75% recovery with respect to warehouse inventories and a 25% recovery with respect to supplies and parts inventories. The liquidation value of $54.1 million assumes that the Debtor will be able to sell, assume and assign certain leases and in connection therewith realize a 75% recovery on store level inventories.

4. "Prepaid Expenses" consist primarily of prepaid monthly rents and insurance. Additionally, this asset category includes certain other prepaid operating expenses. Those prepaid expenses would be utilized during the liquidation period and, thus, are estimated to have a 90% value in a liquidation.

5. "Property and Equipment" consists primarily of the distribution center land and building, leasehold improvements, equipment at the stores and warehouse, office furniture, personal computer, tractors and trailers. The low liquidation value of S30 million assumes no recovery on leasehold interests and a low ($10 million) recovery on equipment. The high liquidation value reflects an $8 million recovery from the sale of leasehold interests and a $35 million recovery on equipment. In both situations, the Debtor assumes a 70% recovery on its owned land and buildings.

6. "Deferred Debt Issuance Cost" consists of deferred refinancing and restructuring costs. These assets are expected to have no value upon liquidation.

7. "Other Assets" consists of costs associated with installing various software packages. These assets are expected to have no value upon liquidation.

8. "Costs Associated with Liquidation" includes corporate and other administration costs associated with liquidating the Debtor's estate. The liquidation of the Debtor's inventory, property, equipment and leasehold interests would require a time frame of a least 3 and 6 months and possibly more depending upon the sale of its leasehold interests. Costs are based upon a reduction in the corporate administration workforce, which is expected to decrease significantly in the first two months and gradually thereafter. The estimate for chapter 7 professionals, retained by the chapter 7 trustee, is assumed to be approximately $200,000 to $300,000 par month. The chapter 7 trustee fees were estimated to be 3% of the Gross Proceeds.

9. The Debtor bas assumed that there will be no borrowings under the DIP Facility. Outstanding professional fees relating to the chapter 11 proceedings have bean included a administrative expense claims.

10. The Debtor has assumed all secured claims would be paid in full provided because the Debtor expects that the proceeds realized from the sale of the secured creditor's respective collateral, the inventory and tractors and trailers exceed the outstanding balances owed.

11. The Debtor has assumed that the Chapter 11 Administrative Claims would be paid in full provided that proceeds realized from asset sales are as expected.

12. The Debtor's estimate of tax claims in the amount of $1.4 million reflects accrued tax liabilities, most of which are priority tax claims under Section 507(b)(8) of the Bankruptcy Code and the balance being tax claims entitled to administrative expense status. In the event of a liquidation, the Debtor believes there would be sufficient proceeds to pay priority tax claims and administrative tax claims in full and, thus, the liquidation analysis does not distinguish between administrative and priority tax claims.

13. In the event of a liquidation, the Debtor believes there would be some recovery to the unsecured creditors, but the range of such recoveries varies greatly depending upon the Debtor's ability to sell its leasehold interests, the size of the lease rejection claims asserted against the Debtor and the amount, if any, that must be paid to Lucky Stores, Inc. ("Lucky") on its indemnification claim. In that regard, the range of the Executory Contract Rejection Claims ($15 million), represents the exposure to the Debtor, under Section 502(b)(6) of the Bankruptcy Code, assuming that (i) all of the 51 nonresidential real property leases that the Debtor has identified as potential rejections are rejected on the Conversion Date (ii) the remaining 64 stores are sold assumed and assigned and (iii) that Lucky has no indemnification claim. This value does not reflect the aggregate actual damages of landlords arising from the rejection of their leases, which damages may be less as a result of a landlord's mitigation of damages. Nor does the estimate of $15 million take into account that certain of the 51 leases are or will be sold assumed and assigned. The high end of the Executory Contract Rejection Claims ($150 million) on the other hand assumes that: (i) none of the 115 nonresidential real property leases are sold. assumed and assigned, (ii) Lucky has an indemnification claim that is not capped under
Section 502(b)(6) of the Bankruptcy Code and (iii) landlords and Lucky are unable to mitigate lease rejection damages.

14. In the event of a liquidation, the Debtor believes that there will be no value to distribute to Equity Security Holders.

                                    EXHIBIT E

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
                 REORGANIZATION PLAN OF EAGLE FOOD CENTERS, INC.

                              FINANCIAL PROJECTIONS

                         PROJECTED FINANCIAL STATEMENTS

         Eagle believes that the Plan meets the Bankruptcy Code's feasibility requirement that plan confirmation is not likely to be followed by a liquidation, or the need for further financial reorganization of Eagle or any successor under the Plan unless such liquidation is proposed in the Plan. In connection with the development of the Plan, and for the purpose of determining whether the Plan satisfies this feasibility standard, Eagle analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of Eagle developed and periodically refined its business plan and prepared financial projections (the "Projections") for the remainder of fiscal year 2000 and for fiscal years 2001 and 2002 (the "Projection Period").

         Eagle does not, as a matter of course publish its business plans and strategies or make projections of its anticipated financial position or results of operations. Accordingly, Eagle does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Consummation Date, or to include such information in documents required to be filed with the Securities and Exchange Commission or otherwise make such information public.

         ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STAN DARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE THE PROJECTIONS HAVE NOT BEEN AUDITED OR RE VIEWED BY REORGANIZED EAGLE'S INDEPENDENT CERTIFIED ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARITY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF EAGLE. CONSEQUENTLY THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WAR RANTY BY REORGANIZED EAGLE, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REAL IZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASON ABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN REACHING THEIR DETERMINATIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by Eagle involve material risks and uncertainties and are subject to change based on factors beyond Eagle's control. Accordingly, Eagle's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in Eagle's Disclosure Statement. Eagle does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

PROJECTION ASSUMPTIONS

         The Projections are also based on additional operating assumptions, some of which are outlined below. Management can make no assurance that the operating and financial results as presented herein will be realized. Actual results may be significantly different from the Projections.

         The Projections reflect Eagle operating 64 stores as of the consummation of the plan of reorganization, after the closing or sale of 20 underperforming stores. The Company continues to analyze the operating performance of remaining stores, and no assurance can be given that additional stores will not be closed prior to the consummation of a plan of reorganization or during the remainder of the Projections.

Income Statement Assumptions

         EBITDA. Based on internally generated store-by-store projections, Eagle believes their remaining 64 stores, together with their current corporate infrastructure, are capable of generating an aggregate EBITDA of $36.2 million, based on current market conditions. Management expects the 64 stores to generate approximately $9.1 million of EBITDA per quarter, or $36.2 million annualized, beginning in the fourth quarter of fiscal 2000 and remain relatively constant through the last quarter of fiscal 2001. Thereafter, EBITDA is projected to grow 5% per annum based on internal growth, realizing the benefit of remodeling certain stores, and the opening of 2 stores in both fiscal 2001 and fiscal 2002. Eagle incurred

$3.8 million of non-recurring costs resulting from the restructuring (including inventory liquidation costs) in the first quarter of fiscal 2000, all of which have been excluded from EBITDA, due to their non-recurring nature.

         Eagle's projected EBITDA is reliant on the increase in certain expenses, which are certain, being offset by the realization of certain cost savings. Expenses will increase in the projected years as compared to fiscal 1999 as a result of (i) the elimination of a holiday from paying certain employee related benefits of approximately $4.8 million in 1999 due to the over-funded pension obligations and (ii) a slight increase in wage related expenses during fiscal 2000. Expenses are expected to decrease as a result of
(i) certain advertising related savings, (ii) the savings of labor related costs due to improved scheduling at the store level (iii) and a slight improvement in gross margin.

         RESTRUCTURING COSTS. Eagle is projected to incur $23.9 million of non-recurring costs and $2.4 million of non- recurring income as a result of the Chapter 11 Case. This includes the following:

Court obligation related to lease rejections..................... $18.8 million

Severance and accrued benefits related to store closures......... $1.2 million

Gain on sale of equipment........................................ $(2.4) million

Professional fees and expenses................................... $3.7 million

Other restructuring costs........................................ $0.2 million

                           Total................................. $21.5 million

         Eagle expensed $11.3 million of restructuring costs in the first quarter of fiscal 2000, and expects to incur net restructuring costs of $1.0 million in the third quarter of 2000. These amounts, when added to the $9.2 million already accrued for lease rejection costs, total $21.5 million of net costs related to the restructuring.

         INTEREST EXPENSE. Interest expense is projected based on the projected levels of debt, including the Senior Notes, capital lease obligations and credit facility. Interest on the Senior Notes is projected to accrue at 8 5/8% through the end of the second quarter of fiscal 2000 and at the agreed upon interest rate of 11.0% thereafter. The interest rate on the capital lease obligations and credit facility are both projected to be 9.0%.

         INCOME TAX EXPENSE. The Company is not projected to incur any tax expense for the period of the projections as a result of tax loss carryforwards.

CASH FLOW STATEMENT ASSUMPTIONS

         CAPITAL EXPENDITURES. Capital expenditures are projected to be $11.2 million, $24.8 million and $23.0 million in fiscal 2000, fiscal 2001 and fiscal 2002, respectively. The entire amount of capital expenditures in fiscal 2000, and more than $10.0 million of the expenditures in fiscal 2001 and fiscal 2002, are related to the remodeling, refurbishment and maintenance of Eagle's 64 remaining stores. The remaining capital expenditures in fiscal 2001 and fiscal 2002 reflect costs associated with the opening of two new stores in each year. The capital expenditures are not shown net of proceeds of $7 million in each of fiscal years 2001 and 2002 which Eagle expects to receive as a result of one sale-leaseback transaction capitalized each year.

         CHANGES IN WORKING CAPITAL. Changes in working capital is projected to be a source of $4.0 million of cash in the second quarter of fiscal 2000, reflecting the proceeds expected to be received from selling inventory in the stores closed, net of the reduction in accounts payable related to such stores. Working capital is projected to be a $4.0 million use of cash in the third quarter of fiscal 2000 as a result of the build up of seasonal inventory which is offset by a $4.0 million source of cash in the fourth quarter of fiscal 2000 as a result of declining inventory requirements after the holiday season. Changes in working capital are projected to be a relatively small use of cash in fiscal 2001 and fiscal 2002 as a requirement from the new stores being opened in those years.

         SALE PROCEEDS. Eagle realized approximately $2.4 million in value in the first quarter of fiscal 2000, is in the process of realizing $2.0 million of value in the second quarter of fiscal 2000 and expects to realize an additional $0.8 million in the third quarter of fiscal 2000, from the sale or other disposition of land, buildings, and equipment related primarily to stores which will be closed in connection with the Chapter 11 Case.

         CHANGE IN CLOSED STORE RESERVE. The change in closed store reserve reflects the accrual of expenses related to lease rejections in the first quarter of fiscal 2000. Beginning in the third quarter of fiscal 2000, Eagle expects to begin paying obligations resulting from rejecting leases on closed stores. Eagle expects to pay the costs associated with closing stores in bankruptcy in the amounts of $10.0 million in the third quarter of fiscal 2000, $4.0 million in the fourth quarter of fiscal 2000, $2.0 million in fiscal 2001, $2.0 million in fiscal 2002 and the remainder thereafter.

         CHANGE IN ACCRUED INTEREST. Interest on the Senior Notes is projected to accrue through the end of the second quarter of fiscal 2000, and thereby be a source of cash. Accrued interest is assumed to decrease, and as a result be a use of cash, in the third quarter of fiscal 2000 resulting from the payment of accrued interest on the Senior Notes which had accrued from October 15, 1999.

BALANCE SHEET ASSUMPTIONS

         CASH AND EQUIVALENTS. Cash and equivalents are projected to decrease to $0.3 million by the end of the third quarter of fiscal 2000, and not increase above this amount until the credit facility is paid off in fiscal 2002.

         SENIOR NOTES. The $15.0 million decrease in Senior Notes in the third quarter of fiscal 2000 reflects the reduction in principal agreed upon as part of the Chapter 11 Case.

         CAPITAL LEASE OBLIGATIONS. Capital lease obligations are increased by $7.0 million in both fiscal 2001 and fiscal 2002 as a result of expected sale-leaseback transactions expected to occur as a result of the construction of two new stores in each fiscal year, and the capitalization of one new store in each fiscal year.

         REVOLVING CREDIT FACILITY. The Revolving Credit Facility is projected to (i) increase in any given period to fund any net cash needs created by the sum of cash flow from operations, investing and financing activities, and (ii) is projected to decrease in any given period by the amount of excess cash created by the sum of cash flow from operations, investing and financing activities.

                      SUMMARY INCOME STATEMENT INFORMATION
                                 ($ IN MILLIONS)

                                                              QUARTER ENDED,                                 FISCAL YEARS
                                         -----------------------------------------------------    ----------------------------------
                                            5/1/00      7/31/00       10/30/00       1/30/01         2000        2001        2002
                                         ------------ ------------  -------------  -----------    ----------- ---------- -----------
EBITDA.................................. $        6.8   $      7.5  $         8.7  $       9.1    $      32.1 $     36.2 $      38.0
INVENTORY LIQUIDATION AND OTHER COSTS...          3.8            -              -            -            3.8          -           -
RESTRUCTURING...........................         11.3            -            1.0            -           12.3          -           -
DEPRECIATION EXPENSE....................          5.0          4.2            4.2          4.2           17.6       19.0        20.0
INTEREST EXPENSE........................          3.3          3.0            3.4          3.3           12.9       12.8        13.2
INCOME TAX EXPENSE......................            -            -              -            -              -          -           -
                                         ------------ ------------  -------------  -----------    ----------- ---------- -----------
         NET INCOME..................... $     (16.5) $        0.3  $         0.1  $       1.5    $    (14.5) $      4.4 $       4.8
                                         ============ ============  =============  ===========    =========== ========== ===========

                          SUMMARY CASH FLOW INFORMATION
                                 ($ IN MILLIONS)

                                                                  QUARTER ENDED,                         FISCAL YEARS
                                                     ----------------------------------------    -----------------------------
                                                     5/1/00     7/31/00    10/30/00   1/30/01     2000       2001       2002
                                                     -------    -------    -------    -------    -------    -------    -------
Cash flow from operations (1) ....................   $ (11.6)   $   2.5    $   4.3    $   5.7    $   1.0    $  23.4    $  24.8
CAPITAL EXPENDITURES .............................      (2.2)      (3.1)      (3.4)      (2.5)     (11.2)     (24.8)     (23.0)
CHANGES IN WORKING CAPITAL .......................      --          4.0       (4.0)       4.0        4.0       (1.6)      (1.6)
PURCHASE OF MARKETABLE SECURITIES ................      (1.0)      --         --         --         (1.0)      --         --
SALE PROCEEDS ....................................       2.4        2.0        0.8       --          5.2       --         --
CHANGES IN REST. EXPENSE RESERVE .................       0.3       (0.3)      --         --         --         --         --
CHANGES IN CLOSED STORE RESERVE ..................       8.7       --        (10.0)      (4.0)      (5.3)      (2.0)      (2.0)
CHANGE IN ACCRUED INTEREST .......................       2.2        2.2       (6.4)       2.3        0.2       --         --
INCREASE (DECREASE) IN SENIOR NOTES ..............      --         --        (15.0)      --        (15.0)      --         --
INCREASE (DECREASE) IN CAPITAL LEASES ............      --         --         --         --         --          7.0        7.0
INCREASE (DECREASE) IN CREDIT FACILITY ...........       2.0       --          7.4       (5.6)       3.8       (2.1)      (1.7)
                                                     -------    -------    -------    -------    -------    -------    -------
         TOTAL CASH FLOW .........................   $   0.8    $   7.3    $ (26.3)   $  --      $ (18.3)   $  --      $   3.5
                                                     =======    =======    =======    =======    =======    =======    =======

----------
(1) DEFINED AS NET INCOME PLUS DEPRECIATION AND AMORTIZATION AND GAIN ON SALE OF ASSETS.

                        SUMMARY BALANCE SHEET INFORMATION
                                 ($ IN MILLIONS)

                                   At       At        At        At      At       At       At       At
                              1/30/00   5/1/00   7/31/00  10/30/00 1/30/01  1/30/01  1/30/02  1/30/03
                              -------   ------   -------  -------- -------  -------  -------  -------
Cash & equivalents .........   $ 18.6   $ 19.3   $ 26.6   $  0.3   $  0.3   $  0.3   $  0.3   $  3.8

Senior notes ...............   $100.0   $100.0   $100.0   $ 85.0   $ 85.0   $ 85.0   $ 85.0   $ 85.0
Capital leases .............     42.9     34.5     34.5     34.5     34.5     34.5     41.5     48.5
Credit facility ............     --        2.0      2.0      9.4      3.8      3.8      1.7     --
                               ------   ------   ------   ------   ------   ------   ------   ------
     Total debt ............   $142.9   $136.5   $136.6   $128.9   $123.3   $123.3   $128.3   $133.5
                               ======   ======   ======   ======   ======   ======   ======   ======